Exhibit 10.16.1

[EXECUTION COPY]

EQUITY PURCHASE AGREEMENT

BY AND AMONG

PAETEC CORP.,

MADISON DEARBORN CAPITAL PARTNERS III, L.P.,

MADISON DEARBORN SPECIAL EQUITY III, L.P.,

SPECIAL ADVISORS FUND I, LLC,

BLACKSTONE CCC CAPITAL PARTNERS L.P.

BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.,

AND

THE OTHER PURCHASERS SET FORTH ON THE

SCHEDULE OF PURCHASERS ATTACHED HERETO

DATED AS OF

FEBRUARY 4, 2000

i

3AA.	Acquisitions	30
3BB.	Projections and Pro Forma Financial Statements	30
3CC.	Disclosure	31
3DD.	Closing Date	31

4. Representations and Warranties of the Purchasers		31
4A.	Organization; Authorization	31
4B.	Brokerage	32
4C.	Purchasers’ Investment Representations	32

5. Covenants		34
5A.	Financial Statements and Other Information	34
5B.	Inspection of Property	37
5C.	Management Rights Upon Loss of Board Seat	37
5D.	Restrictive Covenants	38
5E.	Affirmative Covenants	44
5F.	Compliance with Agreements	45
5G.	Current Public Information	45
5H.	Intellectual Property Rights	46
5I.	Public Disclosures	46
5J.	Supervoting Capital Stock	46

6. Purchasers’ Put Rights		47
6A.	Put Right	47
6B.	Duties of the Company	48
6C.	Repurchase Price	48
6D.	Fair Market Value of Securities	48

7. Survival; Indemnification		50
7A.	Survival of Representations and Warranties	50
7B.	Indemnification	50
7C.	Limitations on Indemnification	51
7D.	Conditions of Indemnification	53

8. Definitions		54

9. Miscellaneous		61
9A.	Expenses	61
9B.	Remedies	62
9C.	Consent to Amendments	62
9D.	Successors and Assigns	63
9E.	Severability	63
9F.	Counterparts	63
9G.	Descriptive Headings; Interpretation; No Strict Construction	63

9H.	Bank Holding Company Act Subject Persons	64
9I.	Governing Law	65
9J.	Notices	65
9K.	Business Days	67
9L.	Understanding Among the Purchasers	67
9M.	Delivery by Facsimile	67

Schedules and Exhibits

Schedule of Purchasers

Schedule of Converting Class B Common Stockholders

List of Exhibits

List of Disclosure Schedules

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT is made as of February 4, 2000, by and among PaeTec Corp., a Delaware corporation (the “Company”), Madison Dearborn Capital Partners III, L.P., a Delaware limited partnership, Madison Dearborn Special Equity III, L.P., a Delaware limited partnership, and Special Advisors Fund I, LLC, a Delaware limited liability company (collectively, “MDCP”), Blackstone CCC Capital Partners L.P., a Delaware limited partnership, Blackstone CCC Offshore Capital Partners L.P., a Cayman Islands limited partnership, and Blackstone Family Investment Partnership III L.P., a Delaware limited partnership (collectively, “Blackstone”), and the other Persons listed on the Schedule of Purchasers attached hereto (MDCP, Blackstone, and such other Persons collectively referred to herein as the “Purchasers” and individually as a “Purchaser”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9. The Purchasers and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

The parties hereto agree as follows:

Section 1. Authorization and Closing.

1A. Authorization of the Preferred Stock. The Company shall authorize the issuance and sale to the Purchasers of 134,000 shares of its Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), having the rights and preferences set forth with respect thereto in the amended and restated certificate of incorporation of the Company attached hereto as Exhibit A (as so amended and restated, the “Certificate of Incorporation”). The Preferred Stock is convertible into shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), in the manner and on the terms set forth in the Certificate of Incorporation.

1B. Purchase and Sale of the Preferred Stock. Subject to the terms and conditions set forth herein, at the Closing, the Company shall sell to each Purchaser and each Purchaser shall purchase from the Company the number of shares of Preferred Stock set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto at a price of $1,000 per share of Preferred Stock; provided that certain of the Purchasers (other than MDCP and Blackstone) are not obligated to pay for the Preferred Stock being purchased by them on the Closing Date; and provided further that, with respect to any such Purchaser, until such time as such Purchaser pays the Company in full for the Preferred Stock being purchased by such Purchaser hereunder (which in no event shall be later than February 10, 2000), such Purchaser will have no rights as a holder of Preferred Stock or any other rights set forth in this Agreement or the Other Transaction

Agreements. The sale of the Preferred Stock to each Purchaser shall constitute a separate sale hereunder.

1C. The Closing. Subject to paragraph 1B above, the closing of the separate purchases and sales of the Preferred Stock (the “Closing”) shall take place at the offices of Kirkland & Ellis, 200 E. Randolph Drive, Chicago, IL, 60601 at 10:00 a.m. local time on the date hereof, or at such other place or on such other date as may be mutually agreeable to the Company and each Purchaser (the “Closing Date”). At the Closing, or promptly after the receipt by the Company of payment in full with respect to any Purchaser which purchases Preferred Stock after the Closing Date in accordance with paragraph 1B, the Company shall deliver to each Purchaser stock certificates evidencing the Preferred Stock to be purchased by such Purchaser, registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Closing Date, in the aggregate amount set forth opposite such Purchaser’s name on the Schedule of Purchasers.

Section 2. Conditions of Obligations at the Closing.

2A. Conditions of Obligations of the Purchasers. The obligation of each Purchaser to purchase and pay for the Preferred Stock is subject to the satisfaction as of the Closing, of the following conditions:

(i) Representations and Warranties; Covenants. The representations and warranties contained in Section 3 shall be true and correct at and as of the date of this Agreement and as of the Closing as though then made, except for representations and warranties that are stated to be made as of a date other than the date hereof, which representations and warranties shall be true and correct as of such other date. The Company shall have performed all of the covenants required to be performed by it hereunder prior to the Closing.

(ii) Amendment and Restatement of Certificate of Incorporation. Contemporaneously with the Closing, the Certificate of Incorporation, in form and substance as set forth in Exhibit A attached hereto, shall be in full force and effect under the laws of Delaware as of the Closing and shall not have been further amended or modified.

(iii) Stockholders’ Agreement. Contemporaneously with the Closing, the Company, the Purchasers and the Principal Stockholders will enter into a stockholders agreement in form and substance as set forth in Exhibit B attached hereto (the “Stockholders’ Agreement”), and the Stockholders’ Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

(iv) Amendment and Restatement of the Registration Agreement. Contemporaneously with the Closing, the Company, the Purchasers and certain existing stockholders of the Company shall have amended and restated that certain Registration Agreement dated as of September 9, 1999 (the “Existing Registration Agreement”), by and among the Company and the stockholders of the Company named therein, in form and substance as set forth in Exhibit C attached hereto (as so amended and restated, the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been further amended or modified.

(v) Sale of Preferred Stock to Each Purchaser. Except as provided in paragraph 1B above, the Company shall have simultaneously sold to each Purchaser the Preferred Stock to be purchased by such Purchaser hereunder at the Closing and shall have received payment therefor in full.

(vi) Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance, in compliance with such laws, of the Preferred Stock pursuant to this Agreement (other than any securities law filings required to be made after the Closing, which filings shall be made by the Company promptly after the Closing).

(vii) Compliance with Applicable Laws; Filings. The purchase of Preferred Stock by each Purchaser hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject such Purchaser to any penalty, liability or, in such Purchaser’s sole judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Preferred Stock by each Purchaser hereunder shall be permitted by laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which such Purchaser is subject. In addition to the filings referred to in subparagraph (vi) above, the Company shall have made all material filings required to be made by it prior to the Closing and shall have obtained all material permits and other authorizations required to be obtained by it prior to the Closing under all applicable laws (including federal and state securities laws and any telecommunications regulatory laws applicable to the Company and any of its Subsidiaries) to consummate the transactions contemplated by this Agreement in compliance with such laws.

(viii) Litigation. No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority seeking to restrain, enjoin or prohibit the transactions contemplated hereby or that could reasonably be expected to have a Material Adverse Effect (other than any such suit, action or proceeding brought by any of the Parties against any of the other Parties), and no injunction, judgment, order, decree or ruling restraining, enjoining or prohibiting the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect shall be in effect.

(ix) Third Party Consents and Approvals. The Company shall have received or obtained those consents and approvals necessary to be received or obtained by it for the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements or that are required to be received or obtained by it in order to prevent a breach of or a default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document (each, a “Third Party Approval”) that is listed on the attached Third Party Consents Schedule and marked by the MDCP Representative or the Blackstone Representative with an asterisk (*), in each case on terms and conditions reasonably satisfactory to the MDCP Representative and the Blackstone Representative and their respective counsel.

(x) Governmental Consents and Approvals. The Parties shall have made all material filings and received or obtained all material governmental and regulatory permits, authorizations, registrations, consents and approvals that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions satisfactory to the MDCP Representative and the Blackstone Representative and their respective counsel, and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), and any other statutory waiting periods shall have expired or been terminated.

(xi) Material Adverse Change. Since November 30, 1999, there shall have been no material adverse change or development in the business, financial condition, operating results, assets, operations, business prospects, value, cash flow, net worth or customer, supplier or employee relations of the Company and its Subsidiaries considered as one enterprise which has had or could reasonably be expected to have a Material Adverse Effect.

(xii) Proceedings. All corporate and other proceedings taken or required to be taken by the Company, the Company’s Subsidiaries and the Company’s existing stockholders at or prior to the Closing in connection with the transactions contemplated hereby and by the Other Transaction Agreements shall have been taken and all documents incident thereto shall be reasonably satisfactory in form and substance to the MDCP Representative, the Blackstone Representative and their respective counsel.

(xiii) Opinion of the Company’s Counsel. Each Purchaser shall have received from (a) Hogan & Hartson L.L.P., special counsel for the Company, an opinion in substantially the form set forth as Exhibit D-1 attached hereto, (b) Daniel J. Venuti, General Counsel of the Company, an opinion in substantially the form set forth as Exhibit D-2 attached hereto and (c) an opinion from Swidler Berlin Shereff Friedman, LLP regulatory counsel to the Company, an opinion in substantially the form set forth as Exhibit D-3 attached hereto, which opinions shall be addressed to each Purchaser and dated the Closing Date.

(xiv) Expenses. At the Closing, the Company shall have reimbursed the Purchasers and their legal counsel for their out-of-pocket expenses as provided under paragraph 9A, but only to the extent that the Purchasers have submitted invoices therefor to the Company.

(xv) Conversion of Class B Common Stock. Each holder of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), listed on the Schedule of Converting Class B Common Stockholders attached hereto shall have converted all such holder’s shares of Class B Common Stock to shares of Class A Common Stock in accordance with the terms of the Class B Common Stock (as set forth in the Company’s certificate of incorporation) pursuant to documentation in form and substance reasonably satisfactory to the MDCP Representative, the Blackstone Representative and their respective counsel.

(xvi) Amendment of Management Stock Rights Agreements. Each executive officer of the Company shall have executed an amendment to such executive officer’s management stock rights agreement with the Company in form and substance reasonably satisfactory to the MDCP Representative, the Blackstone Representative and their respective counsel.

(xvii) Voting Agreement. Contemporaneously with the Closing, the Company, the Purchasers, each of the Campuslink Stockholders and the Principal Stockholders shall have executed and delivered a voting agreement in form and substance attached hereto as Exhibit E (the “Voting Agreement”), and the Voting Agreement shall be in full force and effect and shall not have been modified or amended.

(xviii) Amendment of Bylaws. Contemporaneously with the Closing, the bylaws of the Company shall be amended and fully adopted as of the Closing Date in form and substance as set forth on Exhibit F attached hereto (the “Amended Bylaws”), and the Amended Bylaws shall not have been further modified or amended as of the Closing Date.

(xix) Termination of Bridge Loan Agreement. The Bridge Loan Agreement shall be terminated and be of no force or effect as of the Closing Date pursuant to documentation reasonably satisfactory to the MDCP Representative and the Blackstone Representative.

(xx) Approval of Current Budget and Plan. The MDCP Representative and the Blackstone Representative shall have received the Fiscal 2000 Budget of the Company and the Strategic Business Plan, dated January 2000, as set forth in Exhibit G and Exhibit H attached hereto, respectively, and such budget and plan shall be satisfactory to the MDCP Representative and the Blackstone Representative.

(xxi) Closing Documents. The Company shall have delivered to each Purchaser all of the following documents:

(a) an Officer’s Certificate, dated the Closing Date, stating that the conditions specified in Section 1A and paragraphs 2A(i) through 2A(xviii), have been fully satisfied; provided that, with respect to satisfaction of the conditions specified in paragraph 2A(x), the Officer’s Certificate shall refer only to permits, authorizations, filings, registrations, consents and approvals required to be received, made or obtained by the Company.

(b) certified copies of (a) the resolutions duly adopted by the Company’s board of directors, authorizing the execution, delivery and performance of this Agreement, each of the Other Transaction Agreements, the filing of the Certificate of Incorporation referred to in paragraph 1A, the issuance and sale of the Preferred Stock, the reservation of shares of Class A Common Stock for issuance upon conversion of the Preferred Stock and the consummation of all other transactions contemplated by this Agreement, and (b) the resolutions duly adopted by the Company’s stockholders adopting the Certificate of Incorporation referred to in paragraph 1A;

(c) certified copies of the Certificate of Incorporation and the Amended Bylaws, each as in effect at the Closing;

(d) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all waivers of all preemptive rights and rights of first refusal); and

(e) such other documents relating to the transactions contemplated by this Agreement or the Other Transaction Agreements as the MDCP Representative, the Blackstone Representative and their respective counsel may reasonably request.

(xxii) Waiver. Any condition specified in this Section 2 may be waived with respect to any Purchaser if consented to in a writing executed by the MDCP Representative and the Blackstone Representative.

2B. Conditions of Obligations of the Company. The obligation of the Company to sell to each Purchaser the Preferred Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

(i) Representations and Warranties; Covenants. The representations and warranties contained in Section 4 shall be true and correct at and as of the date of this Agreement and as of the Closing as though then made, except for representations and warranties that are stated to be made as of a date other than the date hereof, which representations and warranties shall be true and correct as of such other date.

(ii) Litigation. No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority seeking to restrain, enjoin or prohibit the transactions contemplated hereby (other than any such suit, action or proceeding brought by any of the Parties against any of the other Parties), and no injunction, judgment, order, decree or ruling restraining, enjoining or prohibiting the transactions contemplated hereby shall be in effect.

(iii) Third Party Consents and Approvals. The Company shall have received or obtained all Third Party Approvals listed on the Third Party Consents Schedule and referred to in paragraph 2A(ix).

(iv) Governmental Consents and Approvals. The Parties shall have made all material filings and received or obtained all material governmental and regulatory permits, authorizations, registrations, consents and approvals that are necessary for the consummation of the transactions contemplated hereby, and the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

(v) Closing Documents. The Purchasers shall have delivered to the Company such documents relating to the transactions contemplated by this Agreement as the Company or its special counsel may reasonably request.

Section 3. Representations and Warranties of the Company Regarding the Company and its Subsidiaries.

3A. Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s certificate of incorporation and bylaws which have been furnished to the Purchasers’ special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete and will not be further amended prior to the Closing. The attached Officers and Directors Schedule lists all of the current officers and directors of the Company and each of the Company’s Subsidiaries.

3B. Capital Stock and Related Matters. As of the date hereof and immediately prior to giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consists of 75,000,000 shares of Class A Common Stock, of which 24,525,134 shares are issued and outstanding and are held of record by the Persons set forth on the attached Capitalization Schedule (free and clear of all Liens resulting from any agreement or other action of the Company, except as set forth on the Capitalization Schedule); and 7,500,000 shares of Class B Common Stock, of which 2,635,000 shares are issued and outstanding and are held of record by the Persons set forth on the Capitalization Schedule (free and clear of all Liens resulting from any agreement or other action of the Company, except as set forth on the Capitalization Schedule). Except as set forth in the immediately preceding sentence or on the Capitalization Schedule and immediately prior to giving effect to the transactions contemplated hereby, the Company does not have and as of the Closing Date will not have outstanding (i) any capital stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, (ii) any rights or options to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock or (iii) any stock appreciation rights or phantom stock plans. Except as set forth on the Capitalization Schedule, the Company is not subject to any right or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, other than as expressly provided in this Agreement and, as of the Closing Date, pursuant to the Certificate of Incorporation. There will be no anti-dilution adjustments as a result of the consummation of the transactions contemplated hereby. As of the date hereof and as of the Closing Date and immediately thereafter, all of the outstanding shares of the Company’s capital stock are or shall be validly issued, fully paid and nonassessable.

(i) Upon consummation of the transactions contemplated hereunder to occur at the Closing or on such other date as contemplated by paragraph 1B, the authorized capital stock of the Company will consist of 75,000,000 shares of Class A Common Stock, of which 24,525,134 shares will be issued and outstanding, of which 2,871,307 will be reserved for issuance or issuable pursuant to options granted under the Existing Plans as of the date hereof, of which 1,434,595 will be reserved for issuance or issuable pursuant to options that may be granted under Existing Plans after the date hereof and 32,000 of which will be reserved for issuance or are issuable pursuant to outstanding warrants issued by the Company prior to the date hereof; 7,500,000 shares of Class B Common Stock, of which 2,635,000 shares will be issued and outstanding; and 200,000 shares of

Preferred Stock, of which 134,000 shares will be issued and outstanding, in each case free and clear of all Liens resulting from any agreement or other action of the Company, except as set forth on the Capitalization Schedule or created pursuant to this Agreement or any Other Transaction Agreement. Upon any conversion of the Preferred Stock in accordance with the Certificate of Incorporation, the Class A Common Stock into which the Preferred Stock will be converted will be duly and validly authorized and issued, fully paid, non-assessable and not subject to any preemptive rights.

(ii) Except as set forth on the Capitalization Schedule, immediately prior to giving effect to the transactions contemplated hereby, there are no statutory or contractual stockholder preemptive rights or rights of first refusal or other similar restrictions with respect to the issuance of any of the Company’s capital stock. The Company has not violated any applicable federal or state securities laws in connection with any past offer, sale or issuance of any of its Common Stock or the offer, sale and issuance of the Preferred Stock hereunder and the issuance of the Preferred Stock does not require registration under the Securities Act or any applicable state securities laws. Except as set forth on the Capitalization Schedule, immediately prior to giving effect to the transactions contemplated hereby, there are no agreements or understandings among the Company’s stockholders or among any other Persons with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s governance.

3C. Subsidiaries; Investments. Except as set forth on the attached Investments and Subsidiaries Schedule, the Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted, and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and, except as set forth on the Investments and Subsidiaries Schedule, all such shares are owned by the Company or another Subsidiary free and clear of all Liens and are not subject to an option or right to purchase any such shares. Except as set forth on the Investments and Subsidiaries Schedule, the Company has never had any Subsidiaries. Except as set forth on the Investments and Subsidiaries Schedule, the Company has no obligation to make any additional Investments in any Person.

3D. Authorization; No Breach. The execution, delivery and performance of this Agreement and the Other Transaction Agreements to which the

Company is a party, including the offering, sale and issuance of the Preferred Stock hereunder, have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and the Certificate of Incorporation and the Other Transaction Agreements to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company of this Agreement and the Other Transaction Agreements to which the Company is a party, the offering, sale and issuance of the Preferred Stock hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any right or obligation (including, without limitation, anti-dilution adjustments) under, (v) result in a violation of, or (vi) require any Third Party Approval or (vii) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency (including, without limitation, the Federal Communications Commission (“FCC”) or with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”)), which has not been made or obtained on or before the Closing Date, pursuant to, the Company’s certificate of incorporation or bylaws, or any law, statute, rule or regulation to which the Company is subject. As of the Closing Date, the Company has obtained each of the Third Party Approvals set forth on the Third Party Consents Schedule and marked with an asterisk (*). The Company is not a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and the Company has terminated all discussions with third parties (other than the Purchasers) regarding Company Transactions.

3E. Financial Statements. Attached hereto as the Financial Statements Schedule are the following financial statements:

(i) the audited balance sheet of the Company and its Subsidiaries (other than Campuslink) as of December 31, 1998, and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended;

(ii) the audited balance sheet of Campuslink as of December 31, 1998 and the related statements of income and cash flows (or the equivalent) for the six months then ended; and

(iii) the unaudited balance sheet of the Company and its Subsidiaries (including Campuslink) as of November 30, 1999 (the Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the eleven-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Company and its Subsidiaries and fairly presents the financial condition and operating results of the Company and its Subsidiaries and has been prepared in accordance with United States generally accepted accounting principles then in effect and consistently applied (“GAAP”) throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures (none of which footnote disclosures would, individually or in the aggregate, be materially adverse to the business, operations, assets, value, liabilities, financial condition, operating results, cash flow or net worth of the Company and its Subsidiaries considered as one enterprise or Campuslink, as the case may be).

3F. Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, or on any other Schedule to this Agreement, the Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto) and (ii) current liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and which are of the same type as the liabilities described in clause (i) above (none of which is a liability resulting from noncompliance with any applicable laws, breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3G. Accounts Receivable. Except as set forth on the attached Accounts Receivable Schedule, all accounts receivable reflected on the Latest Balance Sheet and all accounts receivable to be reflected on the Company’s books and records as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are or shall be valid receivables arising in the ordinary course of business, and are or shall be current and collectible, subject to no valid counterclaims or setoffs, at the aggregate recorded amount therefor as shown on the Latest Balance Sheet and the Company’s books and records as of the Closing Date, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP). No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables except in the ordinary course of business consistent with past practice.

3H. No Material Adverse Effect. Since the date of the Latest Balance Sheet, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Since the date of the Latest Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice.

3I. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet neither the Company nor any Subsidiary has:

(i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(ii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

(iii) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

(iv) declared, set aside or made any payment or distribution of cash (including tax distributions) or other property to any of the Company’s stockholders with respect to such stockholder’s capital stock or otherwise or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(v) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(vi) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims;

(vii) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any proprietary trade secrets or other confidential information to any Person (other than disclosure to the Company’s representatives and advisors and to the Purchasers and their representatives and advisors and other than in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(viii) entered into employment agreements with any employee (other than an agreement terminable without any fiscal liability) or made or granted any bonus or any wage or salary increase to any employee or group of employees (except pursuant to contracts described on the attached Contracts Schedule), or (b) made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(ix) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

(x) made capital expenditures or commitments therefor that exceed $50,000 in the aggregate;

(xi) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

(xii) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Person (other than advances to the Company’s employees in the ordinary course of business consistent with past practice);

(xiii) made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;

(xiv) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(xv) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice;

(xvi) made any Investment in or taken any steps to incorporate any Subsidiary;

(xvii) amended its certificate of incorporation, bylaws or other organizational documents;

(xviii) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(xix) entered into any contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business practice; or

(xx) agreed, whether orally or in writing, to do any of the foregoing.

3J. Assets. Except as set forth on the attached Assets Schedule, the Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use or other sufficient and legally enforceable rights from the licensor to use, the properties and assets, whether tangible or intangible, currently used by them located on their premises or shown on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, free and clear of all Liens, except for properties and assets disposed of or licensed in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Liens. The properties and assets described in the immediately preceding sentence are all of the properties and assets necessary for the conduct of the business of the Company and each of its Subsidiaries as presently conducted.

(i) Except as set forth on the attached Assets Schedule, all of the buildings, equipment, machinery, fixtures, improvements and other tangible assets of the Company and its Subsidiaries (whether owned or leased) are structurally sound (in the case of the buildings and improvements), in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. All such assets have been installed and maintained in all material respects in accordance with industry practice, applicable laws, regulations and ordinances.

(ii) No representation or warranty contained in this paragraph 3J is made with respect to Intellectual Property Rights. The representations and warranties regarding the Company and its Subsidiaries with respect to Intellectual Property Rights are contained in paragraph 3M.

3K. Tax Matters. The Company and each of its Subsidiaries have filed all Tax Returns which they are required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations. The Company and each of its Subsidiaries have paid all Taxes due and owing by them (whether or not such Taxes are shown or required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which the Company or such Subsidiary, as the case may be, is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

(i) Except as set forth on the attached Taxes Schedule:

(a) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed; and neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Taxing Authority;

(b) the accrual for Taxes on the Latest Balance Sheet and the Company’s books and records as of the Closing Date would be adequate to pay all Tax liabilities of the Company and its Subsidiaries if its current tax year were treated as ending on the date of the Latest Balance Sheet and the Closing Date, as the case may be, (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

(c) no foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are being conducted with respect to the Company or any Subsidiary, and no director or officer (or any other employee responsible for Tax matters) of the Company or any Subsidiary has knowledge of any pending foreign, federal, state or local tax audits or administrative or judicial Tax proceedings;

(d) neither the Company nor any Subsidiary has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company or any Subsidiary has filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary;

(e) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

(f) neither the Company nor any Subsidiary has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which was the Company);

(g) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary; and

(h) neither the Company nor any Subsidiary is liable for the Taxes of another Person under Treas. Reg. §1.1502-6 (or comparable provisions of state, local, foreign or provincial law), as a transferee or successor or by contract or indemnity or otherwise.

3L. Contracts and Commitments.

(i) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, the attached Intellectual Property Schedule, the attached Employees Schedule or the attached Employee Benefits Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

(a) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(b) collective bargaining agreement or any other contract with any labor union, or any severance agreements, programs, policies or arrangements;

(c) management agreement, any contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or any contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or any contract relating to loans to any officers, directors or Affiliates;

(d) contract or agreement requiring the consent of any party thereto upon a change in control of the Company, containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a change in control of the Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of the Company;

(e) contract under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company’s employees in the ordinary course of business consistent with past practice);

(f) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries or any letter of credit arrangements;

(g) guaranty of any obligation for borrowed money or otherwise (other than endorsements made for collection in the ordinary course of business);

(h) lease or agreement under which the Company or any Subsidiary is lessee of, or holds or operates, any property, real or personal, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000;

(i) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(j) license or royalty agreements;

(k) third-party integration or consulting contracts involving annual consideration in excess of $50,000;

(l) nondisclosure, noncompete or confidentiality agreements or agreements regarding ownership and rights with regard to software and documents related thereto produced by programmers or third-party contractors;

(m) local service agreements (including cleaning, guard service, lawn and snow removal) and maintenance agreements (including vehicle and equipment maintenance agreements) involving annual payments in excess of $50,000;

(n) contract or group of related contracts with the same party or group of affiliated parties for the purchase of raw materials, commodities, supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

(o) contract or group of related contracts with the same party or group of affiliated parties for the sale of raw materials, commodities, supplies, products or other personal property or for the furnishing of services under which the undelivered balance of such products or services due from the Company or any Subsidiary has a selling price in excess of $50,000;

(p) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by the Company or any Subsidiary upon 30 days’ or less notice without penalty or involving more than $50,000;

(q) contract or group of related contracts requiring the payment of any fee, penalty or other amount by the Company or any Subsidiary in the event of any failure to perform or late performance of such contract or contracts by the Company or any Subsidiary;

(r) contract relating to the marketing, sale, advertising or promotion of its products or services;

(s) warranty agreement with respect to products sold or leased or services rendered or indemnity agreement with any supplier or other Person under which it is obligated to indemnify such supplier or other Person against product liability claims;

(t) agreements relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(u) assignment, license, indemnification or other agreement with respect to any intangible property (including any Intellectual Property Rights);

(v) agreement under which it has granted any Person any registration rights with respect to the Company’s securities (including demand or piggyback registration rights);

(w) broker, agent, sales representative, sales or distribution agreement or agreement relating to the export and/or import of any goods or equipment;

(x) power of attorney or other similar agreement or grant of agency;

(y) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(z) other agreement which is material to its operations or business prospects or involves an annual consideration in excess of $50,000, whether or not in the ordinary course of business.

(ii) All of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule are valid, binding and enforceable against the Company and, to the Company’s knowledge, against the other parties thereto, in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. The Company and its Subsidiaries have performed all obligations required to be performed by them and they are not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument to which the Company or any Subsidiary is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary under any contract, agreement or instrument to which the Company or any Subsidiary is subject; neither the Company nor any Subsidiary has a present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by it under any contract, agreement or instrument to which it is subject; and neither the Company nor any Subsidiary has knowledge of any breach or cancellation or anticipated cancellation by the other parties to any contract, agreement, instrument or commitment to which the Company or such Subsidiary is a party. To the Company’s knowledge, neither the Company nor any Subsidiary is a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any material contract requiring it to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.

(iii) The Purchasers’ special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, oral contracts and oral agreements which are referred to on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto.

3M. Intellectual Property Rights.

(i) The attached Intellectual Property Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned by the Company or any of its Subsidiaries, (b) pending patent and trademark applications and applications for other registrations of Intellectual Property Rights owned by the Company or any of its Subsidiaries, (c) material unregistered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries and (d) material Intellectual Property Rights used but not owned by the Company and its Subsidiaries. The Intellectual Property Schedule also contains a complete and accurate list of all material licenses and other rights granted by any third party to the Company or its Subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Company or any of its Subsidiaries owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license identified on the Intellectual Property Schedule, or has other sufficient and legally enforceable rights from the licensor identified on the Intellectual Property Schedule and all other Intellectual Property Rights, to use all Intellectual Property Rights identified on the Intellectual Property Schedule necessary for the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (except as disclosed on the Intellectual Property Rights Schedule) (the “Company Intellectual Property Rights”). Without limiting the generality of the foregoing, the Company or any of its Subsidiaries owns and possesses all right, title and interest in and to all Intellectual Property Rights created or developed by, or under the direction or supervision of, its employees or independent contractors within the scope of employment of such employees or pursuant to the contract of such independent contractors. The Company and its Subsidiaries do not, nor anticipate any need to, utilize any Intellectual Property Rights developed, invented or made by its employees prior to their employment by the Company or any of its Subsidiaries other than those that have previously been assigned to the Company or any of its Subsidiaries or are validly licensed by the Company or its Subsidiaries (which licenses are set forth on and described on the Intellectual Property Schedule). Except as set forth on the Intellectual Property Schedule, the loss or expiration of any Company Intellectual Property Right or related group of Company Intellectual Property Rights has not had and would not reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Company Intellectual Property Right is threatened, pending or, to the Company’s knowledge, reasonably foreseeable that would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable action necessary to maintain and protect the Company Intellectual Property Rights. To the Company’s knowledge, the owners of any Intellectual Property Rights licensed to the Company or its Subsidiaries have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.

(ii) Except as set forth on the Intellectual Property Schedule, (a) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property Rights owned or used by the Company and its Subsidiaries and, to the Company’s knowledge, there is no basis for any such claim, (b) neither the Company nor any of its Subsidiaries has received any notices of, and neither has any knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by the Company or any of its Subsidiaries, any third party with respect to any Intellectual Property Rights of any other Person (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party), (c) to the Company’s knowledge, the conduct of the businesses of the Company and its Subsidiaries has not infringed or misappropriated, and the operation of the Company’s and its Subsidiaries’ businesses as presently conducted and as presently proposed to be conducted will not infringe or misappropriate any Intellectual Property Rights of other Persons, and (d) to the Company’s knowledge, the Company Intellectual Property Rights have not been infringed or misappropriated by other Persons. The transactions contemplated by this Agreement will not have a material adverse effect on the right, title or interest of the Company and its Subsidiaries in and to the Company Intellectual Property Rights and all of such Company Intellectual Property Rights shall be owned or available for use by the applicable entity on identical terms and conditions immediately after the Closing.

(iii) Except as set forth on the Intellectual Property Schedule, all Persons who have participated in the creation or development of any of the Company Intellectual Property Rights which the Company purports to own, either during the course of their employment, or pursuant to a contract with the Company or any of its Subsidiaries, have executed and delivered to the Company or any of its Subsidiaries a valid and enforceable agreement (a) providing for the non-disclosure by such Person of any confidential information of the Company or any of its Subsidiaries, and (b) providing for the assignment by such person to the Company or any of its Subsidiaries of any Intellectual Property Rights.

3N. Litigation, etc. Except as set forth on the attached Litigation Schedule, there are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company’s knowledge, threatened against or affecting the Company and its Subsidiaries (or to the Company’s knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or its Subsidiaries with respect to the business or proposed business activities of the Company or its Subsidiaries), or pending or, to the Company’s knowledge, threatened by the Company or its Subsidiaries against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries. The foregoing representation and warranty includes, without limitation, actions pending or threatened against the Company or its Subsidiaries involving the prior employment of any of the employees of the Company or its Subsidiaries, the use by any such employee, in connection with the business of the Company or its Subsidiaries, of any information or techniques allegedly proprietary to any of their former employers, or the obligations of such employees under any agreements with prior employers. The Company or the applicable Subsidiary is fully insured with respect to each of the matters set forth on the attached Litigation Schedule. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency.

3O. Brokerage. Except for fees owing to Merrill Lynch, Pierce, Fenner & Smith Incorporated (which fees will be paid entirely by the Company at Closing and will not exceed $5,500,000) there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party or to which the Company is subject. Except as set forth on the attached Brokerage Schedule or the attached Transaction Bonuses Schedule, there is no special bonus or other similar compensation payable to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

3P. Insurance. The attached Insurance Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to their properties, assets and business, and each such policy shall be in full force and effect as of the Closing. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, and the Company has never been denied insurance coverage. Except as set forth on the Insurance Schedule, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet or on the Company’s books and records as of the Closing Date will be adequate to cover all liabilities with respect to any such self-insurance or co-insurance programs.

3Q. Employees. To the Company’s knowledge, no executive or key employee or independent contractor of the Company or any Subsidiary and no group of employees or independent contractors of the Company or any Subsidiary has any plans to terminate employment with the Company or such Subsidiary, as the case may be. Neither the Company nor any of its Subsidiaries has any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Employees Schedule attached hereto sets forth the names and dates of departure of all employees of the Company or its Subsidiaries that have left the Company’s or such Subsidiary’s employ in the last twelve months, any former employees who are currently receiving severance payments and the amount of such severance payments. The Employee Schedule sets forth the total compensation (identifying base salary, commissions and bonuses separately) of the 50 most highly compensated employees of the Company and its Subsidiaries (taken as a whole). Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any of their employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries, except for agreements between the Company and its Subsidiaries, on the one hand, and their present and former employees, on the other hand.

3R. ERISA. Neither the Company nor any of its Subsidiaries has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

(i) Neither the Company nor any of its Subsidiaries maintains nor has any obligation to contribute to (or any other liability with respect to) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees or any dependents of such employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code (“COBRA”) or as required under applicable state law).

(ii) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any actual or potential liability under (or with respect to) any employee plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA).

(iii) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any actual or potential liability under (or with respect to) any employee plan which is a “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated, other than the PaeTec Communications, Inc. 401(k) Savings and Retirement Plan (the “PaeTec 401(k) Plan”) and the Campuslink Communications Systems, Inc. 401(k) Savings and Retirement Plan

(the “Campuslink 401(k) Plan” and together with the PaeTec 401(k) Plan, the “401(k) Plans”). The 401(k) Plans are listed on the Employee Benefits Schedule.

(iv) Except as set forth on the attached Employee Benefits Schedule under the heading “Other Plans” (the “Other Plans”), neither the Company nor any of its Subsidiaries maintains, contributes to or has any actual or potential liability under (or with respect to) any plan or arrangement providing benefits or remuneration to current or former employees or independent contractors, including any employment contract, bonus or incentive plan, plan for deferred compensation, employee health or other welfare benefit plan, severance arrangement or other material policy, program or arrangement, whether or not terminated. The attached Employee Benefits Schedule sets forth the aggregate amount of bonuses and other incentive compensation reasonably expected to be paid by the Company and each of its subsidiaries for the fiscal year ended December 31, 1999.

(v) With respect to the 401(k) Plans and the Other Plans set forth on the Employee Benefits Schedule (the “Plans”), all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued. None of the Plans has any material unfunded liabilities which are not reflected on the Latest Balance Sheet or on the Company’s books and records as of the Closing Date.

(vi) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. The Company and its Subsidiaries have timely complied in all material respects with all reporting and disclosure obligations as they apply to the Plans, and the Company and its Subsidiaries have complied in all material respects with the requirements of COBRA. None of the Company, any Subsidiary or any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company, any Subsidiary or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, either to a civil penalty assessed pursuant to Part 502(i) of ERISA, or any other penalty or excise tax or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or any other penalty or excise tax. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Company’s knowledge, threatened which could result in or subject the Company or any Subsidiary to any liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

(vii) No determination letter from the Internal Revenue Service has been received by the Company with respect to either 401(k) Plan to the effect that such 401(k) Plan is qualified under Section 401(a) of the Code (including requirements imposed by the Tax Reform Act of 1986 and subsequent legislation). To the Company’s knowledge, there are no circumstances which would adversely affect the ability of either 401(k) Plan to obtain such qualified status upon submission of an application for a favorable determination letter.

(viii) The Company has provided the Purchasers with (a) the most recent favorable determination letter issued with respect to the 401(k) Plan, (b) true and complete copies of all documents pursuant to which the Plans are maintained and administered, including the most recent summary plan description and (c) the two most recent annual reports (Form 5500 and attachments) for the Plans.

(ix) Solely for purposes of this paragraph 3R, the term “Company” includes all organizations under common control with the Company pursuant to Section 414 of the Code.

3S. Compliance with Laws; Permits; Certain Operations. Except as set forth on the attached Compliance Schedule:

(i) The Company and its Subsidiaries have complied and are in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof governing the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations. Neither the Company nor any of its Subsidiaries have at any time made any bribes, kickbacks or other unlawful payments of cash or other consideration, including unlawful payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(ii) The Company and its Subsidiaries hold and are in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of their businesses and the ownership of their properties, and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. Except as disclosed in any of the Schedules to this Agreement, no notices have been received by the Company or any Subsidiary alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be in effect immediately after the Closing.

3T. Environmental and Safety Matters.

(i) Except as set forth on the attached Environmental Schedule:

(a) The Company and each of its Subsidiaries have complied with and are in compliance with all Environmental and Safety Requirements and does not have any liabilities or potential liabilities relating to them or their facilities arising under Environmental and Safety Requirements. Neither the Company nor any of its Subsidiaries has received any oral or written notice, report or information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities relating to it or its facilities arising under Environmental and Safety Requirements.

(b) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(c) None of the following exists at any property or facility owned, occupied or operated by the Company or any of its Subsidiaries:

(1)	underground storage tanks;

(2)	asbestos-containing material in any form or condition;

(3)	materials or equipment containing polychlorinated biphenyls; or

(4)	landfills, surface impoundments or other disposal areas.

(d) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any hazardous substance) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

(e) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(f) No Environmental Lien has attached to any property owned, leased or operated by the Company or any of its Subsidiaries.

(g) Notwithstanding any other provision of this Agreement, this paragraph 3T contains the sole representations and warranties regarding the Company and its Subsidiaries with respect to Environmental and Safety Requirements.

3U. Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, shareholder, employee or Affiliate of the Company or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company or any of its Subsidiaries (including any Intellectual Property Rights). The attached Affiliated Transactions Schedule describes all services provided to or for the benefit of the Company or any of its Affiliates and the costs and expenses charged to the Company in respect thereof. Other than the CCS Group Stockholders (as defined in the Existing Stockholders Agreement) under the Existing Stockholders Agreement and the lenders under the Senior Credit Agreement, no other Person possesses veto, approval or similar rights with respect to the business and operations of the Company and its Subsidiaries.

3V. Names and Locations. Except as set forth on the attached Names and Locations Schedule, neither the Company nor any of its Subsidiaries has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company or its Subsidiaries are located at the locations set forth on the Names and Locations Schedule.

3W. Real Property. The Company does not own any real property. The Real Property Schedule sets forth a list of all leases, subleases, licenses or other agreements for the use or occupancy of any real property (the “Leased Real Property) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) held by the Company and its Subsidiaries (collectively, the “Leases”) for each Leased Real Property. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries. The Company has delivered to Purchasers a true and complete copy of each written

Lease, and in the case of any oral Leases, a written summary of the basic terms thereof. Except as set forth in the Real Property Schedule, with respect to each of the Leases: (i) the Lease is legal, valid, binding, and enforceable against the other parties thereto and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies; (ii) the transactions contemplated under this Agreement will not result in a breach of or default under the Lease or otherwise cause the Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor any other party to the Lease is in breach or default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under the Lease; (iv) no party to the Lease has repudiated any term thereof, and there are no disputes, oral agreements or forbearance programs in effect with respect to the Lease; and (v) neither the Company nor any of its Affiliates has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Lease or any interest therein.

3X. Year 2000 Compliant. All computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are sold by, licensed, by, or used by the Company or its Subsidiaries in the conduct of their businesses can be used and are operational without error relating to the processing, calculating, comparing, sequencing or other use of (i) date-related data from, into in and/or between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries (“Date-Related Data”), and have not malfunctioned, ceased to function, generated incorrect data or produced incorrect results in any material respect when processing, providing or receiving such Date-Related Data.

3Y. Access Lines. The number of Access Lines as of the Closing Date will not be less than 55,000.

3Z. Telecommunications Regulatory Matters.

(i) Listed on the Telecommunications Regulatory Permits Schedule are all of the regulatory tariffs of the Company and its Subsidiaries, respectively, on file with the FCC and comparable state regulatory authorities, true and correct copies of which have been delivered or made available to the Purchasers. Such regulatory tariffs are in full force and effect on the date of this Agreement and will be in full force and effect on the Closing Date in accordance with all of their terms. To the Company’s knowledge, there is no outstanding or threatened notice of cancellation or termination in connection with any of these regulatory tariffs, nor is the Company or any Subsidiary subject to any government imposed restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operation of their businesses (other than restrictions or conditions generally applicable to the regulatory tariffs). To the extent required, each such tariff has been duly approved by the applicable regulatory agency. There are no complaints, petitions or proceedings pending or, to the Company’s knowledge, threatened, before the FCC or any comparable state regulatory authority relating to the respective telecommunications businesses, operations or regulatory tariffs of the Company and its Subsidiaries. The foregoing representation and warranty does not apply to any complaints, petitions, or proceedings applicable to or affecting the telecommunications industry, competitive local exchange carriers, interexchange carriers, and/or international carriers generally.

(ii) Listed on the Telecommunications Regulatory Permits Schedule are all of the Telecommunications Regulatory Permits held by the Company and its Subsidiaries. For purposes of this Agreement, “Telecommunications Regulatory Permits” means all licenses, permits, certificates or other operating authorities issued by the FCC or a comparable state regulatory authority authorizing the provision of telecommunications services. The Telecommunications Regulatory Permits set forth on the Telecommunications Regulatory Permits Schedule constitute all of the licenses, permits, certificates and other operating authorities which are required for the lawful conduct of the respective telecommunications businesses of the Company and its Subsidiaries. Each of such Telecommunications Regulatory Permits are in full force and effect in accordance with their terms on the date of this Agreement, and will be in full force and effect in accordance with their terms at the time of Closing. There is no outstanding or, to the Company’s knowledge, threatened notice of cancellation or termination in connection with any of the scheduled Telecommunications Regulatory Permits nor are any of such Telecommunications Regulatory Permits subject to any restrictions or conditions limiting the operation of the Company or any of its Subsidiaries (other than restrictions or conditions generally applicable to licenses of that type granted to similarly situated parties). Subject to the Communications Act of 1934, as amended, and the regulations thereunder, such Telecommunications Regulatory Permits are free from all Liens. Except as set forth on the Telecommunications Regulatory Permits Schedule, there are no complaints, petitions or proceedings pending or, to the Company’s knowledge, threatened before the FCC or any comparable state regulatory authority relating to the telecommunications businesses of the Company and its Subsidiaries or to the Telecommunications Regulatory Permits that would reasonably be expected to have a Material Adverse Effect. The foregoing representation and warranty does not apply to any complaints, petitions, or proceedings applicable to or affecting the telecommunications industry, competitive local exchange carriers, interexchange carriers, and/or international carriers generally.

3AA. Acquisitions. The Acquisition Schedule attached hereto sets forth with respect to each of the Acquisitions, (i) the amount and terms of any additional consideration (including earnout payments, indemnity payments, purchase price adjustment payments or similar payments) which may be paid by the Company or any of its Subsidiaries after the date hereof, (ii) the amount and terms of any Indebtedness (including interest thereon) which may be owed by the Company or any of its Subsidiaries with respect to such Acquisition and the maturity date of such Indebtedness (after giving effect to the consummation of the transactions contemplated hereby), (iii) a description of any potential or actual indemnification claims or purchase price adjustments by the Company or any of its Subsidiaries against any seller in connection with any such Acquisition and (iv) a list of any condition to the consummation of any Acquisition which was either not satisfied or with respect to which the satisfaction was waived by the Company. Except as disclosed on the Acquisition Schedule, to the Company’s knowledge, no contract or agreement with respect to any Acquisition has been breached by the other party, and the Company does not have any knowledge of any anticipated breach by any other party to any contract or agreement with respect to any Acquisition. The Company and each of its Subsidiaries have performed all the obligations required to be performed by it in connection with any Acquisition and neither the Company nor any Subsidiary is in default under or in breach of any contract or agreement entered into in connection with any such Acquisition, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder. Neither the Company nor any of its Subsidiaries has a present expectation or intention of not fully performing any of its obligations pursuant to any contract or agreement entered into with respect to any Acquisition. Each contract or agreement entered into by the Company or any of its Subsidiaries in connection with any Acquisition is legal, valid, binding, and enforceable against the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and in full force and effect, and except as contemplated hereby, will continue as such following the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Acquisition” means the acquisition by the Company or any Subsidiary since the Company’s inception of any business (whether by merger, consolidation, purchase of assets, purchase of stock, recapitalization or otherwise).

3BB. Projections and Pro Forma Financial Statements. Attached hereto as Exhibit G is a true and complete copy of the latest projections of the consolidated income and cash flows of the Company and its Subsidiaries for the fiscal year ending December 31, 2000. Such projections are based on underlying assumptions of the Company which provide a reasonable basis for the projections contained therein. Such projections have been prepared on the basis of the assumptions set forth therein, which the Company reasonably believes are fair and reasonable in light of the historical financial performance of the Company and its Subsidiaries and of current and reasonably foreseeable business conditions.

3CC. Disclosure. This Agreement, the Exhibits and Schedules attached hereto and the written statements, documents, certificates or other written materials prepared and supplied to the Purchasers by or on behalf of the Company or its Subsidiaries or its Stockholders with respect to the transactions contemplated hereby, when taken together as a whole, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, when taken together as a whole, in the light of the circumstances in which they were made, not misleading.

3DD. Closing Date. The representations and warranties contained in this Section 3 and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company to the Purchasers pursuant to this Agreement shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

Section 4. Representations and Warranties of the Purchasers.

As a material inducement to the Company to enter into this Agreement and the Other Transaction Agreements and to engage in the transactions and enter into the agreements contemplated hereby (including, without limitation, issuing the Preferred Stock hereunder) and thereby, each Purchaser hereby represents and warrants for itself, severally and not jointly, that:

4A. Organization; Authorization. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The execution, delivery, and performance of this Agreement and the Other Transaction Agreements to which such Purchaser is a party by such Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Purchaser and the partners, stockholders, members, or other owners thereof, and no other proceedings on its or their part (other than giving notice of drawdowns on fund capital commitments) are necessary to authorize the execution, delivery or performance of this Agreement or the Other Transaction Agreements. This Agreement constitutes, and each of the Other Transaction Agreements to which such Purchaser is a party will when executed constitute, a valid and binding obligation of such Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. The execution, delivery, and performance by such Purchaser of this Agreement and the Other Transaction Agreements to which such Purchaser is a party do not and shall not conflict with or constitute a default, breach, or violation of the terms, conditions, or provisions of such Purchaser’s partnership agreement, certificate of incorporation, or similar organizational document or under any material contract, agreement or instrument to which such Purchaser is subject which would prevent such Purchaser from performing its obligations hereunder or thereunder.

4B. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Purchaser. Each Purchaser shall pay, and hold the Company and each other Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such arrangement or agreement binding upon such Purchaser (including, without limitation, the claims described on the Purchasers Brokerage Schedule); provided that with respect to any claim not described on the Purchasers Brokerage Schedule, such an indemnifying Purchaser need not indemnify pursuant to this paragraph 4B any Purchaser that had actual knowledge of such arrangement or agreement prior to the Closing Date.

4C. Purchasers’ Investment Representations.

(i) Such Purchaser is acquiring the Preferred Stock and the Class A Common Stock or other securities issuable upon conversion of the Preferred Stock (collectively, the “Restricted Securities”) purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser or any subsequent holders of Restricted Securities from transferring such securities in compliance with the Stockholders’ Agreement. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE STATE LAWS.

IN ADDITION, SUCH SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF FEBRUARY 4, 2000, AMONG PAETEC CORP. AND CERTAIN STOCKHOLDERS OF PAETEC CORP. THE SALE, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES IS SUBJECT TO THE TERMS OF SUCH STOCKHOLDERS’ AGREEMENT AND SUCH SECURITIES WILL BE TRANSFERRED ONLY UPON PROOF OF COMPLIANCE THEREWITH.

THE CORPORATION WILL FURNISH EACH STOCKHOLDER WHO SO REQUESTS, WITHOUT CHARGE, WITH A FULL STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

(ii) Such Purchaser acknowledges that the Restricted Securities are being issued and sold to such Purchaser under exemptions from the securities registration requirements of the Securities Act and applicable state securities laws and, therefore, may not be resold or otherwise transferred by such Purchaser unless subsequently registered under the Securities Act or applicable state securities laws or unless an exemption from such registration requirements is available. Such Purchaser represents and warrants that it is able to bear the economic risk of an investment in the Restricted Securities for an indefinite period of time.

(iii) Such Purchaser has had the opportunity to ask questions and receive answers from the Company’s management concerning the Company and the Restricted Securities and to obtain such information from the Company concerning the Company and the Restricted Securities as it has deemed necessary in order to make its investment decision.

(iv) Such Purchaser is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and has such knowledge and experience in investing in communications companies that it is able to evaluate the risks and benefits of an investment in the Restricted Securities.

(v) Such Purchaser was not formed for the specific purpose of acquiring the Restricted Securities.

(vi) Such Purchaser is not an investment company required to register as such under the Investment Company Act of 1940, as amended.

(vii) Such Purchaser acknowledges that no public market now exists for any securities issued by the Company and that there can be no assurance a public market will ever exist for the Class A Common Stock or any other securities issued by the Company.

(viii) The principal offices of such Purchaser and the offices of such Purchaser in which it made its decision to invest in the Restricted Securities are located at the address of such Purchaser set forth on Exhibit A attached hereto.

Section 5. Covenants.

5A. Financial Statements and Other Information. The Company shall deliver to each Purchaser (so long as such Purchaser holds Purchaser Securities with an original purchase price hereunder of at least $2 million) and to any subsequent holder of at least 10% of the then outstanding Purchaser Securities with an original purchase price hereunder of at least $5 million (each such Purchaser and each such subsequent 10% holder, a “Qualified Holder”) all the information described in this paragraph 5A:

(i) as soon as available but in any event within 45 days after the end of each monthly accounting period in each fiscal year, (a) unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of such fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, all such statements to be prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals), and to be certified by the Company’s chief financial officer and (b) a status report prepared by the Company’s chief financial officer, indicating whether the Company has met its budgeted financial goals (including, without limitation, those delivered pursuant to subparagraph (iv) below), discussing the reasons for any variation from such goals, and describing what actions the Company and its Subsidiaries have taken and propose to take in order to meet budgeted financial targets in the future;

(ii) accompanying the financial statements delivered under subparagraph (i) above with respect to the third monthly accounting period in each fiscal year, an Officer’s Certificate stating that there is no Event of Noncompliance in existence, or, if any Event of Noncompliance exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(iii) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget and to the preceding fiscal year, all prepared in accordance with GAAP and accompanied by (a) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing acceptable to the holders of a majority of the Purchaser Securities, (b) a certificate from such accounting firm, addressed to the Company’s board of directors, stating that in the course of its examination nothing came to its attention that caused it to believe that there was an Event of Noncompliance in existence, or if such accountants have reason to believe any Event of Noncompliance or other default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm’s annual management letter to the board of directors;

(iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v) at least 30 days but no more than 90 days prior to the beginning of each fiscal year, a draft annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets and budgeted capital expenditures), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets;

(vi) promptly (but in any event within ten business days) after the discovery or receipt of notice of (a) any Event of Noncompliance or (b) any event which is reasonably likely to result in any material liability under ERISA and the regulations promulgated thereunder or under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment, or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(vii) within ten business days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all periodic and current reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the businesses of the Company and its Subsidiaries; and

(viii) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Qualified Holder entitled to receive information under this paragraph 5A may reasonably request.

(ix) Each of the financial statements referred to in subparagraphs (i) and (iii) above shall fairly present the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals.

(x) Notwithstanding the foregoing, the foregoing provisions of this paragraph 5A shall cease to be effective so long as the Company (a) is subject to the periodic reporting requirements of the Securities Exchange Act as a result of a Public Offering and continues to comply with such requirements and (b) promptly provides to each Qualified Holder all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities Exchange Act; provided that so long as any Preferred Stock remains outstanding, the Company shall continue to deliver to each Qualified Holder, the information specified in subparagraphs (i), (ii), (iii), and (iv) above.

(xi) Except as otherwise required by law or judicial order or decree or requested by any governmental agency or authority, or as specified in the immediately following proviso, each Person entitled to receive information regarding the Company and its Subsidiaries under paragraph 5A, or 5B or 5C shall at all times maintain strict confidentiality with respect to all documents and information furnished to such Person, including, without limitation, all financial statements and information provided by the Company hereunder, other than documents and information that a Purchaser can demonstrate is publicly known through no wrongful act or breach of any obligation of confidentiality to the Company or any of its Subsidiaries or was rightfully received by such Person from a third party without a breach of any obligation of confidentiality by such third party (the “Company Confidential Information”), and such obligation shall include an obligation not disclose any such information to any third party (other than such Person’s advisors or representatives); provided that such a Person may disclose such Company Confidential Information (i) in connection with the sale or transfer of any Purchaser Securities if such Person’s prospective transferee agrees in writing to be bound by the provisions of this subparagraph (xi), (ii) if such Person is a partnership, limited liability company or corporation, to such Person’s partners, members and shareholders, as the case may be, on a need-to-know basis in connection with the transactions contemplated hereby or in connection with subparagraph (i) above or to the extent necessary to satisfy reporting obligations to its parties, or (iii) if such information is available to the public other than by reason of any breach of this subparagraph (xi). In the event that a Person entitled to information under paragraph 5A or paragraph 5B is required (including, without limitation, by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any Company Confidential Information, such Person will promptly notify the Company of such requirements so that the Company may, at its election, either seek an appropriate protective order or waive such Person’s compliance with the provisions of this subparagraph (xi).

(xii) For purposes of this Agreement, all holdings of Preferred Stock or other Purchaser Securities by Persons who are Affiliates shall be aggregated for purposes of meeting any threshold tests under this Agreement.

5B. Inspection of Property. The Company shall permit any representatives designated by any Qualified Holder, upon reasonable notice and during normal business hours and at such other times as any such Qualified Holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and, at the expense of such Qualified Holder, make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors and executive officers thereof and the Company’s independent public accountants. Notwithstanding the foregoing, after the consummation of a Qualified Public Offering, the provisions of this paragraph 5B shall be effective solely with respect to holders of Purchaser Securities with an original purchase price hereunder of at least $10 million. The presentation of an executed copy of this Agreement (or photocopy thereof) by any Qualified Holder or any representative thereof to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons.

5C. Management Rights Upon Loss of Board Seat. The Company agrees that in the event MDCP or Blackstone ceases to be entitled, without the consent or approval of any other Persons, to nominate a representative for election to the Company’s board of directors pursuant to Section 2.1 of the Voting Agreement, then for so long as MDCP or Blackstone, as the case may be, continues to hold Preferred Stock (or other securities of the Company into which such Preferred Stock may be converted or for which such Preferred Stock may be exchanged) representing at least 20% of its initial investment in the Company, then without limitation or prejudice of any of the rights provided to the Purchasers under any other agreements with the Company, the Company shall provide MDCP or Blackstone, as the case may be, or its designated representative, with the right (i) to inspect and copy the books and records and audited financial statements of the Company and its Subsidiaries; (ii) to consult periodically with appropriate officers and/or directors of the Company with respect to matters relating to the business and affairs of the Company and its Subsidiaries; and (iii) to be informed by the Company, in advance, and to consult with the Company with respect to, any extraordinary dividends, any merger of, or other significant similar business combinations involving, the Company, any significant issuance of equity or any material amendments to the certificate of incorporation or bylaws of the Company. For these purposes, a “significant issuance of equity” shall mean an issuance of equity equal to at least 20% of the capital stock of the Company outstanding immediately prior to such issuance. In exercising such consultation rights under clause (iii) above, MDCP and Blackstone each agree that it, or its designated representative, shall act reasonably and expeditiously, taking into account the business interests of the Company and the particular circumstances of the matter for which such consultation rights are provided.

The Company agrees to consider, in good faith, the recommendations of MDCP or Blackstone, as the case may be, or its designated representative, in connection with matters on which it is consulted as described above, recognizing that the ultimate determination with respect to such matters shall be retained by the Company. In the event MDCP or Blackstone transfers all of its investment in the Company, or such portion of its investment representing at least 20% of its initial investment, to an affiliated entity that is intended to qualify as a venture capital operating company under Department of Labor Regulation at 29 CFR 2510, such transferee shall be afforded the same rights with respect to the Company afforded hereunder to MDCP or Blackstone, as the case may be, and shall be treated, for such purposes, as a third party beneficiary hereunder.

5D. Restrictive Covenants. Prior to the earlier of the date of a consummation of a Qualified Public Offering and the date no Purchaser Securities remain outstanding, the Company shall not, without the prior written consent of each of (x) the holders of a majority of the Purchaser Securities held by MDCP or its permitted assigns and transferees at the time such consent is requested and (y) the holders of a majority of the Purchaser Securities held by Blackstone or its permitted assigns and transferees at the time such consent is required:

(i) directly or indirectly declare or pay, or permit any Subsidiary to declare or pay, any dividends or make any distributions upon any of the capital stock or other equity securities of the Company or such Subsidiary, as the case may be, except for (A) dividends payable on the Preferred Stock pursuant to the terms of the Company’s certificate of incorporation, (B) dividends payable in shares of

Common Stock issued upon the outstanding shares of Common Stock and (C) dividends or other distributions payable by any Subsidiary (1) to the Company or to any Wholly Owned Subsidiary or (2) on a pro rata basis with respect to all of such Subsidiary’s capital stock or other equity interests;

(ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any capital stock or other equity securities of the Company or any Subsidiary (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for (A) redemption of the Preferred Stock pursuant to the terms of the Certificate of Incorporation, (B) repurchases of the Company’s securities pursuant to the terms of Section 6 (Purchasers’ Put Rights), (C) redemptions or repurchases of the capital stock or other equity securities of a Subsidiary (1) that are held by the Company or a Wholly Owned Subsidiary or (2) by such Subsidiary if such redemptions or repurchases are made pro rata with respect to all of such Subsidiary’s capital stock or other equity interests, and (D) so long as an Event of Noncompliance does not exist and would not be caused thereby, repurchases of Common Stock from employees of the Company and its Subsidiaries upon termination of employment pursuant to arrangements in effect as of the date hereof and listed on the Capitalization Schedule;

(iii) except as for issuances of the Preferred Stock at the Closing as contemplated by this Agreement, authorize, issue or enter into any agreement providing for (a) the issuance (contingent or otherwise) of any notes containing equity features or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), or (b) the issuance (contingent or otherwise) of any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions, distributions upon liquidation or otherwise;

(iv) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly Owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for the following:

(a) commission, payroll, travel and other reasonable advances to employees in the ordinary course of business;

(b) Investments in prepaid expenses, negotiable instruments held for collection, lease, utility and workers’ compensation, performance and other similar deposits;

(c) Interest Rate Agreements and Currency Agreements;

(d) acquisitions permitted pursuant to subparagraph (viii) below;

(e) Investments in any Person or Persons the aggregate amount of which, when aggregated with all Investments under this subparagraph (iv) and all acquisitions permitted under subparagraph (viii) below, does not exceed $50 million;

(f) Investments in certificates of deposit, repurchase agreements, money market or other cash management accounts, bankers acceptances and short term Eurodollar time deposits with financial institutions having a long term deposit rating of at least A+ from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group;

(g) Investments in commercial paper rated P1 or A1 by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group (or the equivalent rating from another, comparably reputable rating agency);

(h) Temporary Cash Investments; and

(i) Investments in PaeTec Online, Inc. specifically identified in any operating and capital budget or business plan referred to in subparagraph (xiv) below;

(v) merge or consolidate with any Person other than a Wholly Owned Subsidiary or, except as permitted by subparagraph (viii) below, permit any Subsidiary to merge or consolidate with any Person (other than a merger between or consolidation involving Wholly Owned Subsidiaries);

(vi) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, any assets, where such assets (together with all other assets disposed of by the Company and its Subsidiaries in such transaction or a series of related transactions) represent more than 10% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP or fair market value, determined by the Company’s board of directors in its reasonable good faith judgment), or sell or permanently dispose of any of its or any Subsidiary’s material Intellectual Property Rights;

(vii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes, or vice versa);

(viii) acquire, or permit any Subsidiary to acquire, any interest in any company or business by (a) a purchase of assets for consideration in excess of $10 million in any single transaction or series of related transactions or $50 million in the aggregate, (b) a purchase of stock for consideration of $25 million or greater, (c) a merger, but only if pursuant to the merger the Company or any of its Subsidiaries is not the surviving entity and the aggregate consideration paid to the equity owners of the other party or parties is in excess of $10 million, or (d) any other means;

(ix) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business that is not primarily related to, or in furtherance of, being a local telecommunications service provider unless the entrance into, ownership, active management or operation of such business is contemplated by the Strategic Business Plan dated January 2000 set forth in Exhibit H attached hereto or any subsequent business plan then in effect and not disapproved by MDCP and Blackstone in accordance with subparagraph (xiv) below;

(x) other than pursuant to the Senior Credit Agreement or any revolving credit, working capital or similar bank facility in addition to, or in the place of, the Senior Credit Agreement, become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of), any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (b) the Company’s right to perform the provisions of this Agreement (including, without limitation, the provisions of Section 6 (Purchaser’s Put Rights) hereof), the Stockholders Agreement, the Registration Agreement, the Certificate of Incorporation or the Company’s bylaws (including, without limitation, provisions of this Agreement or any Other Transaction Agreement relating to the declaration and payment of dividends on and the making of redemptions of the Preferred Stock);

(xi) make any amendment to the Certificate of Incorporation or the Company’s bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of Delaware containing any provisions, which would increase the number of authorized shares of the Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the Preferred Stock;

(xii) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any officers, directors, employees, stockholders or Affiliates of the Company or any Subsidiary or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for (a) customary board of director and employment arrangements; (b) benefit programs on terms approved by the board of directors of the Company after the Closing Date; and (c) as otherwise contemplated by this Agreement or by any Other Transaction Agreement;

(xiii) except as permitted by subparagraphs (iv) and (viii) above, establish or acquire any Subsidiaries other than Wholly Owned Subsidiaries organized under a jurisdiction of the United States or any of its territorial possessions;

(xiv) (a) adopt, or cause or permit any Subsidiary to adopt, any operating and capital budget or business plan for any fiscal year or other period; or (b) amend or materially deviate from, or cause or permit any of its Subsidiaries to amend or materially deviate from, any such budget or business plan; unless, in the case of either clause (a) or clause (b), and notwithstanding anything in this paragraph 5C to the contrary, any such proposed budget or business plan or proposed amendment or material deviation therefrom, as the case may be, is (1) presented in writing to each of the MDCP Representative and the Blackstone Representative for review and (2) either the MDCP Representative or the Blackstone Representative fails to object to such proposed budget or business plan or proposed amendment or material deviation thereto, as the case may be, within 20 days of their receipt thereof from the Company;

(xv) adopt any option plan or employee securities ownership plan or issue any equity securities (including any options, warrants, or other rights to acquire equity securities) to employees of the Company or any Subsidiary, other than the following:

(a) options to purchase up to 5,300,000 shares of Class A Common Stock pursuant to the PaeTec Corp. 1998 Incentive Compensation Plan and shares of Class A Common Stock issuable upon the exercise of such options;

(b) options to purchase up to 1,500,000 shares of common stock of PaeTec Online, Inc. pursuant to the PaeTec Online, Inc. 1999

Incentive Compensation Plan and common stock of PaeTec Online, Inc. issuable upon the exercise of such options;

(c) options to purchase up to 1,500,000 shares of common stock of PaeTec Communications, Inc. pursuant to the PaeTec Communications, Inc. 1999 Incentive Compensation Plan and common stock of PaeTec Communications, Inc. issuable upon the exercise of such options; and

(d) warrants to purchase up to 500,000 shares of Common Stock pursuant to the PaeTec Communications, Inc. Agent Incentive Plan and Class A Common Stock issuable upon the exercise of such warrants;

(the plans listed in clauses (a) through (d) above being referred to collectively herein as the “Existing Plans”);

(xvi) make any amendment to any Existing Plan, other than any amendment required by applicable law, including, without limitation, any amendment which would increase the number of shares of capital stock which may be issued pursuant to such Existing Plan;

(xvii) issue or sell any shares of the capital stock or other equity securities (including, without limitation, any warrants, options, and other rights to acquire such capital stock or other equity securities) of any Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary except pursuant to an Existing Plan or pursuant to any other transaction otherwise permitted by this paragraph 5C;

(xviii) terminate the employment of, hire, or enter into, amend or modify any employment agreement or arrangement with the Company’s chief executive officer, chief financial officer or chief operating officer unless any such action is approved by the Company’s board of directors;

(xix) grant, or permit any of its Subsidiaries to grant, any registration rights (including, without limitation, any demand or piggyback registration rights) with respect to any of its capital stock or other equity securities, other than pursuant to the Registration Agreement as in effect on the Closing Date;

(xx) use the proceeds from the sale of the Preferred Stock hereunder other than for working capital and budgeted general corporate purposes;

(xxi) other than pursuant to and in accordance with the letter agreement dated February 24, 1999 between Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Company, select, retain, or enter into, amend, terminate, or modify any retention arrangement with, any underwriter, manager, or financial advisor to advise the Company and its Subsidiaries with respect to any proposed Sale of the Company or to underwrite, or advise the Company with respect to, a Public Offering or any acquisitions or financing transactions;

(xxii) change any of the accounting principles or practices utilized by the Company or its Subsidiaries, or select, retain, or replace any accounting firm engaged to audit the Company’s or its Subsidiaries’ financial statements;

(xxiii) approve, authorize, enter into or engage in any other activity which, pursuant to the Existing Stockholders’ Agreements, requires the consent of the CCS Group Directors (as such term is defined in the Existing Stockholders’ Agreement) unless, and to the extent that, the Existing Stockholders’ Agreement is amended to eliminate the requirement of such consent for any such action (it being understood and agreed that if the Existing Stockholders’ Agreement is so amended, the requirement for consent hereunder will not be similarly eliminated if it is otherwise required independently by this paragraph 5D); or

(xxiv) agree or commit to any of the foregoing.

5E. Affirmative Covenants. Prior to the earlier of the date of a consummation of a Qualified Public Offering and the date no Purchaser Securities remain outstanding, the Company shall do the following, and shall cause each Subsidiary to do the following, unless the Company has received the prior written consent of each of (x) the holders of a majority of the Purchaser Securities held by MDCP or its permitted assigns and transferees at the time such consent is requested and (y) the holders of a majority of the Purchaser Securities held by Blackstone or its permitted assigns and transferees at the time such consent is requested:

(i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations, orders, permits and other governmental approvals necessary to the conduct of its businesses as presently proposed to be conducted and as hereafter conducted; provided that this subparagraph (i) shall not apply to mergers or consolidations solely between or among Wholly Owned Subsidiaries of the Company or to the liquidation of the Company’s interest in Campuslink, Inc. or Wanlink, LLC;

(ii) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

(iii) pay and discharge when payable all material taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

(iv) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

(v) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a Material Adverse Effect;

(vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business;

(vii) maintain reasonable officers and directors liability insurance coverage;

(viii) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP and

(ix) keep authorized and reserve for issuance at all times a number of shares of Class A Common Stock which is sufficient for the Company to satisfy its obligations upon the conversion of the Preferred Stock in accordance with the terms and conditions set forth in the Certificate of Incorporation.

5F. Compliance with Agreements. The Company shall perform and observe (i) all of its obligations to each holder of the Preferred Stock or other Purchaser Securities as set forth in the Certificate of Incorporation and the Company’s bylaws and (ii) all of its obligations to each holder of Registrable Securities set forth in the Registration Agreement.

5G. Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities

Exchange Act, the Company shall use its best efforts to file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements. Upon the request of any holder of Purchaser Securities, in connection with a proposed transfer of Purchaser Securities pursuant to Rule 144A of the Securities and Exchange Commission, the Company shall promptly supply to such Purchaser or its prospective transferees all information regarding the Company required to be delivered pursuant to Rule 144A.

5H. Intellectual Property Rights. Prior to the consummation of a Qualified Public Offering, and so long as any Purchaser Securities remain outstanding, (i) the Company shall, and shall cause each Subsidiary to, undertake commercially reasonable actions to possess and maintain all Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, or other sufficient and legally enforceable rights from the licensor to use, all such Intellectual Property Rights and (ii) neither the Company nor any Subsidiary shall take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of such Intellectual Property Rights or knowingly take any action which would infringe upon or misappropriate any Intellectual Property Rights of other Persons.

5I. Public Disclosures. Before the Company or any Subsidiary may first disclose any Purchaser’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, the Company shall obtain the prior written consent of such Purchaser, which consent shall not be unreasonably withheld or delayed. If such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit such Purchaser to review and comment upon the form and substance of such disclosure.

5J. Supervoting Capital Stock. For so long as MDCP and its Permitted Transferees (as defined in the Voting Agreement) or Blackstone and its

Permitted Transferees have the right under the Voting Agreement to nominate persons for election to the Company’s board of directors, the Company shall not, and the Company shall not permit any of its Subsidiaries to, issue any class of capital stock with supervoting powers without the prior written consent of each of (x) the holders of a majority of the Purchaser Securities held by MDCP or its Permitted Transferees at the time such consent is requested or (y) the holders of a majority of the Purchaser Securities held by Blackstone or its Permitted Transferees at the time such consent is required, as the case may be.

Section 6. Purchasers’ Put Rights.

6A. Put Right.

(i) At any time after the seventh anniversary of the Closing, but not after the consummation of a Qualified Public Offering or a Sale of the Company (which events are provided for in the Certificate of Incorporation), any holder of Purchaser Securities then outstanding shall have the right to require the Company to repurchase for cash any or all of the outstanding Purchaser Securities held by such holder at the Repurchase Price (as defined below) by giving written notice to the Company of such holder’s exercise of this right (the “Exercise Notice”).

(ii) Within 10 days after receipt of an Exercise Notice pursuant to subparagraph (i) above, the Company shall give written notice (the “Repurchase Notice”) to each other holder of Purchaser Securities, setting forth the identity of the holders tendering such Exercise Notice, the number of Purchaser Securities to be repurchased from such holders, and a reasonable approximation of the fair market value of the Company’s assets (net of any Company liabilities senior in liquidation preference to the Purchaser Securities) and of each Purchaser Security at the time of such Repurchase Notice. Each other holder of Purchaser Securities shall be entitled to join in such repurchase and to require the Company to repurchase any or all of the Purchaser Securities held by such holder at the same closing, at the same price, and on the same terms as the holders tendering the Exercise Notice, by giving an Exercise Notice within 20 days after the date of the Repurchase Notice.

(iii) Promptly (but in any event within five days after the end of the 20-day period referred to in subparagraph (ii) above), the Company shall send each holder of Purchaser Securities written notice updating the information contained in the Repurchase Notice (the “Revised Repurchase Notice”).

(iv) Within 10 days after the Repurchase Price (as defined below) for the Purchaser Securities to be repurchased in any repurchase transaction hereunder has been determined as set forth below, the Company shall send a notice to each holder of Purchaser Securities setting forth the consideration to be paid for the Purchaser Securities to be repurchased, as well as a time and place, mutually agreeable to the Company and the holders of a majority of the total number of Purchaser Securities to be repurchased (treating the Purchaser Securities as a single class for purposes of such consent), for the closing of the repurchase transaction. At the closing of the repurchase transaction, which closing in no event shall occur later than 20 days after the delivery of the Revised Purchase Notice, the electing holders shall sell to the Company and the Company shall purchase from such holders the Purchaser Securities specified in the Revised Repurchase Notice at the Repurchase Price in immediately available funds.

6B. Duties of the Company. The Company shall take all action within its power under applicable law, including, without limitation, assuming or refinancing debt, obtaining consents or waivers from its lenders or the lenders of its Subsidiaries, recapitalizing the Company, consummating a Public Offering, or selling the Company or one or more of its Subsidiaries, which may be necessary to enable the Company to satisfy its repurchase obligations under this Section 6 or the Certificate of Incorporation, as amended from time to time (and each holder of Purchaser Securities shall vote all Company securities over which it has voting control, and shall take all such further actions, as may be necessary or desirable to effectuate the foregoing).

6C. Repurchase Price. The repurchase price for each Purchaser Security repurchased by the Company under this Section 6 (the “Repurchase Price”) shall be equal to the Fair Market Value of such Purchaser Security.

6D. Fair Market Value of Securities.

(i) The “Fair Market Value” of any Purchaser Securities to be repurchased hereunder (the “Valued Securities”) shall be determined in accordance with this paragraph 6D.

(ii) Unless the Valued Securities are publicly traded (in which case such Securities shall be valued as set forth in subparagraph (iii) below), the holders of the Valued Securities to be repurchased and the holders of the Company’s Common Stock (other than Valued Securities) (determined on a fully diluted, as-if-converted basis) shall attempt in good faith to agree on the Fair Market Value of the Valued Securities to be repurchased. Any agreement reached by the holders of a majority of the Valued Securities, on the one hand, and the holders of a majority of the Company’s Common Stock (other than Valued Securities) (determined on a fully diluted, as-if-converted basis), on the other hand, shall be final and binding on all parties hereto.

(iii) The Fair Market Value of any Valued Securities that are publicly traded shall be the average, over a period of 21 days consisting of the date of the Exercise Notice and the 20 consecutive business days prior to that date, of the average of the closing prices of the sales of such securities on the principal securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted on The Nasdaq National System, Inc. as of 4:00 P.M., New York time, or, if on any day such securities are not quoted on The Nasdaq National System, Inc., the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization.

(iv) If such Persons are unable to reach agreement pursuant to subparagraph (ii) above within 20 days after the giving of such Repurchase Notice, and to the extent any Valued Securities are not publicly traded:

(A) The holders of a majority of the Valued Securities to be repurchased, on the one hand, and the holders of a majority of the Company’s Common Stock (other than Valued Securities) (determined on a fully diluted, as-if-converted basis), on the other hand, shall each, within 10 days thereafter, choose one investment banker or other appraiser with experience in valuing companies such as the Company, and the two investment bankers or appraisers so selected shall together select a third investment banker or appraiser similarly qualified.

(B) The three investment bankers or appraisers shall appraise the fair market value of any Valued Securities that are not publicly traded, determined on the basis of an orderly, arm’s length sale (structured to produce the highest price for such securities) to a willing, unaffiliated buyer, taking into account all relevant factors determinative of value (but without any discount for lack of liquidity or minority status).

(C) Within 30 days of their retention, the three investment bankers or appraisers shall provide the written results of such appraisals to the holders of a majority of the Valued Securities to be repurchased, on the one hand, and the holders of a majority of the Company’s Common Stock (other than Valued Securities) (determined on a fully diluted, as-if-converted basis), on the other hand.

(D) The “Fair Market Value” of the non-publicly-traded Valued Securities to be repurchased shall be the average of the two appraisals closest to each other, and such amount shall be final and binding on all parties hereto; provided that any Person electing to have Purchaser Securities repurchased hereunder may at any time within five days after receiving written notice of such determination rescind its prior exercise of such Person’s put rights by giving written notice of such revocation to the

Company, and upon such revocation the revoking party will be treated as if it had never exercised such put right hereunder.

(E) The costs of such appraisal shall be borne by the Company.

Section 7. Survival; Indemnification.

7A. Survival of Representations and Warranties. All representations and warranties set forth in this Agreement or in any writing delivered by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry, or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) until the later of (x) May 31, 2001 and (y) the date which is 60 days after the date on which the Purchasers receive audited financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 2000 (such later date, the “General Termination Date”) except (i) for representations and warranties contained in paragraphs 3A, 3B, 3C, 3D, 4A and 4C, which shall survive indefinitely, and (ii) for representations and warranties contained in paragraphs 3K and 3T, which shall survive until 60 days after the expiration of the applicable statute of limitations; provided, that such survival period with respect to a claim which is asserted by a party seeking indemnification hereunder in a notice delivered to a party required hereunder to provide indemnification prior to the General Termination Date or the expiration of such longer period specified above shall survive with respect to such claim until the resolution thereof. No claim for indemnification may be made pursuant to this Section 7 after the expiration of the applicable survival period set forth in this paragraph 7A.

7B. Indemnification.

(i) In consideration of the Purchasers’ execution and delivery of this Agreement and purchase of the Preferred Stock hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company agrees to defend, protect, indemnify, and hold harmless on an as-and-when-occurred basis each Purchaser and such Purchaser’s affiliates, officers, directors, employees, agents, successors, assigns and representatives (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, interest and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), which any Purchaser Indemnitee may suffer, sustain, or become subject to, as a result of, arising out of, or relating to (a) any breach (or third-party allegation of a breach) of any covenant, agreement, representation, or warranty of the Company under this Agreement, or (b) the execution, delivery, performance or enforcement of this Agreement and any Other Transaction Agreement executed by any Purchaser Indemnitee, except, in the case of this clause (b), for such Indemnified Liabilities arising solely on account of the applicable Purchaser Indemnitee’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(ii) In consideration of the Company’s execution and delivery of this Agreement and the issuance of the Preferred Stock hereunder, each of the Purchasers (severally and not jointly) agrees to defend, protect, indemnify, and hold harmless on an as-and-when-occurred basis the Company, the Company’s Subsidiaries, and the Company’s officers, directors, employees, agents, successors, assigns and representatives (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities which any Company Indemnitee may suffer, sustain, or become subject to, as a result of, arising out of, or relating to any breach (or third-party allegation of a breach) of any covenant, agreement, representation, or warranty of such Purchaser under this Agreement.

(iii) The Indemnifying Party (as defined below) shall promptly reimburse the Indemnified Party (as defined below) for any and all Indemnified Liabilities incurred by the Indemnified Party in seeking to collect any amounts payable under this Section 7 or to enforce the provisions of this Section 7.

(iv) Notwithstanding any other provision of this Agreement to the contrary, any amounts required to be paid as a result of any event specified in Article 6 of the Registration Agreement shall be payable in accordance with such Article 6 and not in accordance with Section 7 of this Agreement.

7C. Limitations on Indemnification.

(i) The Company shall not be liable under paragraph 7B to any Purchaser Indemnitee in respect of any indemnification for breaches of any representations and warranties set forth in Section 3 or elsewhere in this Agreement except to the extent that the aggregate amount of such Indemnified Liabilities of all Purchaser Indemnitees to be indemnified under paragraph 7B with respect to such representations and warranties exceeds $1,000,000 (the “Basket Amount”), in which event the Company shall be liable for the full amount of such Indemnified Liabilities, including the Basket Amount. No Purchaser shall be liable under paragraph 7B to any Company Indemnitee in respect of any indemnification for breaches of representations and warranties set forth in Section 4 or elsewhere in this Agreement except to the extent that the aggregate amount of such Indemnified Liabilities of all Company Indemnitees to be indemnified under paragraph 7B with respect to such representations and warranties exceeds the Basket Amount, in which event such Purchaser shall be liable for the full amount of such Indemnified Liabilities, including the Basket Amount.

(ii) Notwithstanding any other provision of this Agreement to the contrary, the maximum aggregate liability of the Company pursuant to this Agreement for breaches of any representations and warranties set forth in Section 3 or elsewhere in this Agreement to indemnify any Purchaser Indemnitee shall not exceed the amount of the original purchase price paid hereunder by the applicable Purchaser for the Preferred Stock regardless of the form of action, whether in contract or tort, and regardless of whether or not the Company is notified of the possibility of damages to the Purchasers or any other Person. From and after the Closing, the indemnification provided in this Section 7, together with the remedies set forth in the Certificate of Incorporation, shall be the sole and exclusive remedy available to the Purchaser Indemnitees and the Company Indemnitees for matters for which indemnification is provided under this Section 7.

(iii) The amount of any Indemnified Liabilities for which indemnification is provided under paragraph 7B shall be net of any amounts actually recovered by the Indemnified Party from third parties (including amounts actually recovered under insurance policies) with respect to such Indemnified Liabilities. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon and to the extent of the payment in full of the amount of the Indemnified Liabilities. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third party in respect of an Indemnified Liability for which indemnification is provided in paragraph 7B after the full amount of such Indemnified Liability has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Liability and the amount received from the third party exceeds the remaining unpaid balance of such Indemnified Liability, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (x) the sum of the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Liability plus the amount received from the third party in respect thereof over (y) the full amount of such Indemnified Liability.

(iv) No claim for indemnification based on breach of any covenant or agreement required to be performed prior to or on the Closing Date may be made pursuant to this Section 7 after the second anniversary of the Closing Date.

7D. Conditions of Indemnification.

The obligations and liabilities of each Purchaser and of the Company under this Section 7 shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) must give the other party (the “Indemnifying Party”) notice of any Indemnified Liabilities promptly after the Indemnified Party receives notice thereof; provided, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

(ii) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing (reasonably acceptable to the Indemnified Party), the defense of such Indemnified Liabilities at the Indemnifying Party’s risk and expense (without reservation of rights and without any limitations contained therein), except as provided in this Agreement. In the event that either (A) with respect to any third party claim which could result in Indemnified Liabilities (a “Third Party Claim”), such Indemnified Liabilities are reasonably expected to exceed the Indemnifying Party’s obligations hereunder therefor, or, (B) within a reasonable time after notice from the Indemnified Party of any such Indemnified Liabilities, the Indemnifying Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Indemnified Liabilities, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of a Third Party Claim pursuant to this subparagraph (ii), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

(iii) Anything in this paragraph 7D to the contrary notwithstanding, in connection with any Third Party Claim, (a) if any third party claimant alleges the right to or seeks any remedy other than money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in and direct the defense, compromise or settlement of such proceeding, (b) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Indemnified Liabilities or consent to entry of any judgment which does not include as an unconditional term thereof the receipt by the Indemnified Party from the claimant or the plaintiff of a release from all liability in respect of such Indemnified Liabilities in form and substance reasonably satisfactory to the Indemnified Party, (c) in the event that the Indemnifying Party undertakes the defense of any Indemnified Liabilities, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Indemnified Liabilities and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Indemnified Liabilities,

(d) in the event that the Indemnifying Party undertakes defense of any Indemnified Liabilities, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Indemnified Liabilities and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith, and (e) in the event that both the Indemnified Party and the Indemnifying Party are parties (directly or through interpleader) to any Third Party Claim giving rise to indemnification hereunder, and the Indemnified Party is advised by counsel that there is or may be a conflict of interest in the representation of both the Indemnified Party and the Indemnifying Party by one firm of counsel, the Indemnified Party shall be entitled to assume, at the sole cost and expense of the Indemnifying Party, the defense, compromise and settlement (subject to clause (b) above) of such Indemnified Liabilities with counsel (in addition to local counsel) reasonably satisfactory to the Indemnifying Party.

(iv) In the event that an Indemnified Party has a good faith basis for a claim for indemnification which is not a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim with reasonable promptness (a “Direct Claim Notice”); provided, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure. If the Indemnifying Party notifies the Indemnified Party that it disputes an Indemnified Party’s right of indemnification with respect to a particular Direct Claim, the parties shall use their reasonable efforts promptly to negotiate a resolution of such dispute. Except to the extent of the limitations on indemnification set forth in this Section 7, nothing in this paragraph 7D(iv) shall be deemed to prevent any Indemnified Party from initiating litigation under this Agreement with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of establishing the Indemnified Party’s right to indemnification hereunder.

Section 8. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Access Line” means a telephone line reaching to the premises of a customer of the Company or any of its Subsidiaries that is assigned a customer account and billed for on a regular basis for at least 60 consecutive days.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law).

“Blackstone Group Stockholders Representative” shall mean Blackstone CCC Capital Partners L.P. or such Person designated thereby.

“Bridge Loan Agreement” means the Loan Agreement dated as of October 13, 1999 among Subsidiaries of the Company as Borrowers, the financial institutions from time to time parties thereto as lenders and Newcourt Commercial Finance Corporation as administrative agent for such Lenders, as such agreement may be amended from time to time.

“Campuslink” means Campuslink Communications Systems, Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Common Stock” means collectively the Class A Common Stock and the Class B Common Stock.

“Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any Subsidiary of the Company, (b) merger or consolidation involving the Company or any Subsidiary of the Company, (c) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Company or any Subsidiary of the Company (other than a purchase or sale of assets in the ordinary course of business), or (d) similar transaction or business combination involving the Company, any Subsidiary of the Company or their respective businesses or assets.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign (in particular, Canadian) statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended and as in effect on the date hereof.

“Event of Noncompliance” has the meaning set forth in the Certificate of Incorporation.

“Existing Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of September 9, 1999, among the Company and the stockholders of the Company named therein.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business, which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, internet domain names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) other intellectual property rights.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, bonds or similar instruments, capital stock, securities or ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service (or any successor governmental agency).

“knowledge” or “aware” in respect of the Company means and includes the actual knowledge or awareness of Arunas A. Chesonis, Algimantas K. Chesonis, John P. Baron, Bradford M. Bono, Richard E. Ottalagana, Richard J. Padulo, Daniel J. Venuti and Timothy J. Bancroft, and (ii) with respect to each of the Persons identified in clause (i) above, the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry with respect to the particular matter in question.

“Liens” means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), (ii) any sale of receivables with recourse against the Company or any Subsidiary, (iii) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or (iv) any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Material Adverse Effect” shall mean any effect, circumstance, change, development or series thereof that are or could reasonably be expected to be materially adverse to the business, operations, assets, operating results, business prospects, value, cash flow, net worth, customer, supplier or employee relations or condition (financial or otherwise) of the Company and its Subsidiaries considered as one enterprise.

“MDCP Representative” means Madison Dearborn Capital.

“Officer’s Certificate” means a certificate signed by the Company’s chief executive officer or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Other Transaction Agreements” means the Stockholders Agreement, the Voting Agreement, and the Registration Agreement.

“Permitted Liens” means:

(i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) purchase money security interests in any property or assets acquired by the Company or any Subsidiary;

(iv) interests or title of a lessor under any lease permitted by this Agreement;

(v) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction;

(vi) easements, rights-of-way, restrictions and other similar charges and Liens not interfering with the ordinary conduct of the business of the Company and its Subsidiaries;

(vii) security interests in the assets of the Company and its Subsidiaries under the Senior Credit Agreement; and

(viii) Liens constituting Permitted Liens under the Senior Credit Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Principal Stockholders” means collectively Mr. Arunas A. Chesonis, the Christopher E. Edgecomb Living Trust dated April 25, 1998 (trustee: Mr. Christopher E. Edgecomb), and Mr. Jeffrey Sudikoff.

“Public Offering” means any bona fide underwritten sale of the Common Stock to the public pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission); provided that the following shall not be considered a Public Offering: (i) any issuance of Common Stock as consideration for a merger or acquisition; and (ii) any issuance of Common Stock or rights to acquire Common Stock to existing securityholders or to employees of the Company or its Subsidiaries on Form S-4 or Form S-8 (or any successor forms adopted by the Securities and Exchange Commission) or otherwise.

“Purchaser Securities” means (i) the Preferred Stock issued to the Purchasers hereunder, (ii) any Class A Common Stock issued or issuable upon conversion of the Preferred Stock referred to in clause (i) above, and (iii) any securities issued directly or indirectly with respect to any of the foregoing securities by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting Purchaser Securities, such securities shall cease to be Purchaser Securities when such securities have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such securities, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or (c) repurchased or otherwise acquired by the Company (or its assignee). Any reference herein to a “majority of the Purchaser Securities” or the “number of Purchaser Securities” for purposes of comparison or calculation shall refer, with respect to any particular Purchaser Securities, to the number shares of Class A Common Stock (or equivalent common equity securities of the Company) then represented by such Purchaser Securities (on a fully diluted, as-if-converted basis).

“Qualified Public Offering” means a Public Offering where both (i) the gross proceeds received by the Company in exchange for its issuance of shares of Common Stock of the Company in such Public Offering equal or exceed $50.0 million, and (ii) the price per share of Common Stock paid to the Company in such Public Offering equals or exceeds the product of (x) 1.5 times (y) the “Conversion Price” in effect for the Preferred Stock under the Certificate of Incorporation immediately prior to the consummation of such Public Offering.

“Release” shall have the meaning set forth in CERCLA.

“Sale of the Company” means the arm’s length sale of the Company to a third party or group of third parties acting in concert, pursuant to which such party or parties acquire (i) equity securities of the Company representing 80% or more of the total voting power of the Voting Stock of the Company for cash and/or marketable securities, or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale or transfer of the Company’s equity securities, or sale or transfer of the Company’s consolidated assets).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Senior Credit Agreement” means the Amended and Restated Loan and Security Agreement dated as of October 29, 1999 among Subsidiaries of the Company as Borrowers, the financial institutions from time to time parties thereto as lenders, Canadian Imperial Bank of Commerce as administrative agent for such lenders and Newcourt Commercial Finance Corporation as collateral agent for such lenders, as such agreement may be amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of the Voting Stock of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise indicate in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to any Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, medicare, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Temporary Cash Investments” means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor’s Ratings Service and A-2 by Moody’s Investors Service, Inc. maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in clauses (i) and (ii) above.

“Voting Stock” means with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, provided that for purposes of this definition and its use in this Agreement, the Class B Common shall be deemed to possess the same number of votes per share as the Class A Common.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

Section 9. Miscellaneous.

9A. Expenses. The Company shall pay, and hold each Purchaser and all holders of Preferred Stock harmless against liability for the payment of the reasonable out-of-pocket expenses of the Purchasers (including the reasonable fees, expenses and disbursements of: Kirkland & Ellis and Swidler Berlin Shereff Friedman, LLP, legal counsel to MDCP; Simpson Thacher & Bartlett and Wiley, Rein & Fielding, counsel to Blackstone; The Management Network Group, consultant to MDCP; and The Cambridge Strategic Management Group, consultant to MDCP and Blackstone) arising in connection with the following: (i) the performance of due diligence investigations concerning the Company and its operations and management, the negotiation and execution of this Agreement and the Other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby; (ii) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Other Transaction Agreements or the Certificate of Incorporation; (iii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Preferred Stock or any shares of Class A Common Stock issuable upon conversion of the Preferred Stock; (iv) the enforcement of the rights granted under this Agreement, the Other Transaction Agreements and the Certificate of Incorporation; (v) any filing with any governmental agency by such Purchaser with respect to any such Purchaser’s investment in the Company (including, without limitation, the filing fees incurred by each of MDCP and Blackstone with respect to their applications under the Hart Scott-Rodino Act), and (vi) direct expenses incurred to attend board and other meetings of or on behalf of the Company or the transactions contemplated hereby as to which such Purchaser seeks advise of counsel.

9B. Remedies. Each holder of Purchaser Securities shall have all rights and remedies set forth in this Agreement and the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law or at equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

9C. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of each of (x) the holders of a majority of the Purchaser Securities held by MDCP or its permitted assigns and transferees at the time such consent is requested and (y) the holders of a majority of the Purchaser Securities held by Blackstone or its permitted assigns and transferees at the time such consent is requested; provided, that if any such amendment, modification or waiver would adversely affect any holder of Purchaser Securities relative to the holders of Purchaser Securities voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of the holders of a majority of the outstanding Purchaser Securities held by all holders so adversely affected; and provided further that if any such amendment, modification or waiver is to a provision in this Agreement that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver. No other course of dealing between the Company and the holder of any Purchaser Securities or any delay in exercising any rights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, Purchaser Securities held by the Company or any of its Subsidiaries shall not be deemed to be outstanding.

9D. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, and except as provided in this Agreement or in any Other Transaction Agreement, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of Purchaser Securities are also for the benefit of, and enforceable by, any subsequent holder of such Purchaser Securities. Without the Company’s prior written consent, no Purchaser may assign its rights and obligations hereunder to any other Person other than in connection with such Purchaser’s permitted transfer of Purchaser Securities to such other Person.

9E. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9F. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

9G. Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the Parties hereto with respect to this Agreement.

9H. Bank Holding Company Act Subject Persons.

(i) To the extent that UnionBanCal Equities, Inc. or any Affiliate of UnionBanCal Equities Inc. that acquires Purchaser Securities from UnionBanCal Equities, Inc. is subject, directly or indirectly, to the restrictions of the Bank Holding Act of 1956, as amended (UnionBanCal Equities, Inc. and any such Affiliate, a “Bank Holding Company Act Subject Person”), and at any time holds shares of Voting Stock of the Company in excess of 4.9% of the aggregate outstanding shares of the Voting Stock of the Company entitled to participate in giving any consent or taking any action to be given or taken by holders of Voting Stock of the Company, such Bank Holding Company Act Subject Person shall be deemed to hold only 4.9% of the outstanding shares of Voting Stock of the Company (after giving effect to the limitations imposed by this subparagraph (i) on all such Bank Holding Company Act Subject Persons), provided that this limitation shall not apply to such Bank Holding Company Act Subject Person’s participating in giving or withholding consent, to the extent such Bank Holding Company Act Subject Person is otherwise entitled to do so under the certificate of incorporation or bylaws of the Company or any agreement to which such Bank Holding Company Act Subject Person is a party, to any amendment to the certificate of incorporation or bylaws of the Company that would adversely affect the rights of such Bank Holding Company Act Subject Person.

(ii) Prior to the repurchase or redemption of the capital stock of the Company or any other transaction as a result of which a Bank Holding Company Act Subject Person would acquire in excess of 24.9% of the aggregate outstanding equity interests in the Company (an “Affected BHCA Subject Person”), the Company shall so notify each Affected BHCA Subject Person, and shall use commercially reasonable efforts to cooperate with such Affected BHCA Subject Person to reduce such Affected BHCA Subject Person’s equity interest to no more than 24.9% of the aggregate outstanding equity interests in the Company.

(iii) Any Bank Holding Company Act Subject Person who ceases to be a Bank Holding Company Act Subject Person and desires the treatment specified in this paragraph 9H to terminate shall so notify the Company in writing.

(iv) The obligations of the Company with respect to the subject matter of this paragraph 9H shall be limited to the obligations expressly assumed by the Company in this paragraph 9H.

9I. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its Stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9J. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York time on a business day, and otherwise on the next business day, or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the following Persons at the following addresses:

To MDCP:

Three First National Plaza, Suite 3800
Chicago, Illinois 60670
Attention:	James N. Perry, Jr.
James H. Kirby
Greg Share
Telephone:	(312) 895-1000
Telecopy:	(312) 895-1001

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attention:	Edward T. Swan, P.C.
Jeffrey Seifman, Esq.
Michael L. Newquist, Esq.
Telephone:	(312) 861-2465
Telecopy:	(312) 861-2200

To Blackstone:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention:	Lawrence H. Guffey
Michael S. Chae
Telephone:	(212) 583-5800
Telecopy:	(212) 583-5722

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett
425 Lexington Ave.
New York, New York 10017-3954
Attention:	Wilson Neely, Esq.
Telephone:	(212) 455-2000
Telecopy:	(212) 455-2502

To the Company:

PaeTec Corp.
290 Woodcliff Drive
Fairport, New York 14450
Attention:	Chief Executive Officer
Telephone:	(716) 340-2500
Telecopy:	(716) 340-2509

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
8300 Greensboro Drive
McLean, Virginia 22102
Attention:	Richard J. Parrino, Esq.
Telephone:	(703) 610-6174
Telecopy:	(703) 610-6200

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notice to any other Purchaser shall be addressed to such Purchaser at the address set forth for such Purchaser on the Schedule of Purchasers or at such other address and/or to the attention of such other person as such Purchaser may designate by written notice to the Company.

9K. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Illinois, the State of New York or in the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday, or legal holiday.

9L. Understanding Among the Purchasers. The determination of each Purchaser to purchase the Preferred Stock pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the other Purchasers that neither MDCP nor Blackstone has acted as an agent of such Purchaser in connection with making its investment hereunder and that neither MDCP nor Blackstone shall be acting as an agent of such Purchaser in connection with monitoring its investment hereunder.

9M. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement on the date first written above.

THE COMPANY:

PAETEC CORP.

By:	/s/ Arunas A. Chesonis
Its:	CEO, Chairman & President

MDCP:

MADISON DEARBORN CAPITAL PARTNERS III, L.P.

By:	Madison Dearborn Partners III, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/
Its:	Managing Director

MADISON DEARBORN SPECIAL EQUITY III, L.P.

By:	Madison Dearborn Partners III, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/
Its:	Managing Director

SPECIAL ADVISORS FUND I, LLC

By:	Madison Dearborn Partners III, L.P.
Its:	Manager

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/
Its:	Managing Director

[Signature Page to Equity Purchase Agreement Continues]

BLACKSTONE:

BLACKSTONE CCC CAPITAL PARTNERS L.P.

By:	Blackstone Management Associates III L.L.C.

By:	/s/
Name:
Title:	Senior Managing Director

BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.

By:	Blackstone Management Associates III L.L.C.

By:	/s/
Name:
Title:	Senior Managing Director

Executed as a Deed

Witnessed by:

/s/

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

By:	Blackstone Management Associates III L.L.C.

By:	/s/
Name:
Title:	Senior Managing Director

[Signature Page to Equity Purchase Agreement Continues]

OTHER PURCHASERS:

NEWCOURT COMMERCIAL FINANCE CORP.

By:	/s/
Its:	V.P.

CARAVELLE INVESTMENT FUND, L.L.C.

By:	Caravelle Advisors, L.L.C.
Its:	Investment Manager and Attorney-in-Fact

By:	/s/
Its:	Executive Director

UNIONBANCAL EQUITIES, INC.

By:	/s/
Its:	Vice President

ARES LEVERAGED INVESTMENT FUND, L.P.

By:	ARES Management, L.P.
Its:	General Partner

By:	/s/
Its:	Vice President

ARES LEVERAGED INVESTMENT FUND II, L.P.

By:	ARES Management II, L.P.
Its:	General Partner

By:	/s/
Its:	Vice President

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/
Its:

[Signature Page to Equity Purchase Agreement]

SCHEDULE OF PURCHASERS

Name and Address	Investment Amount	No. of Shares
Madison Dearborn Capital Partners III, L.P. c/o Madison Dearborn Partners, Inc. Three First National Plaza, Suite 3800 Chicago, Illinois 60602 Attn: James Kirby	$68,332,720	68,332.72

Madison Dearborn Special Equity III, L.P. (See Madison Dearborn Capital Partners III, L.P. above)	$1,517,280	1,517.28

Special Advisors Fund I, LLC (See Madison Dearborn Capital Partners III, L.P. above)	$150,000	150

Blackstone CC Capital Partners L.P. c/o The Blackstone Group 345 Park Avenue New York, New York 10154 Attn: Laurence H. Guffy Michael S. Chae	$39,758,384	39,758.38

Blackstone CCC Offshore Capital Partner L.P. (See Blackstone CC Capital Partners L.P.)	$7,241,616	7,241.62

Blackstone Family Investment Partnership III, L.P. (See Blackstone CC Capital Partners L.P.)	$3,000,000	3,000

Ares Leveraged Investment Fund L.P. c/o Ares Management, LP 1999 Avenue of the Stars, Suite 1900 Los Angeles, California 90071 Attn: Jeff Serota	$2,500,000	2,500

Ares Leveraged Investment Fund II L.P. (See Ares Leveraged Investment Fund L.P.)	$2,500,000	2,500

Newcourt Commercial Finance Corp. c/o The CIT Group 2 Gatehall Drive Parsippany, New Jersey 07054 Attn: Jim Hudak	$5,000,000	5,000

Caravelle Investment Fund, LLC 1923 Queens Road Charlotte, North Carolina 28207 Attn: Jason Block	$2,000,000	2,000

UnionBanCal Equities, Inc. 445 S. Figueroa G16-032 Los Angeles, California 90071 Attn: David Bonrouhi	$2,000,000	2,000

Total	$134,000,000	134,000

SCHEDULE OF CONVERTING CLASS B COMMON STOCKHOLDERS

1.	Christopher Edgecomb

2.	Jeffrey Sudikoff

LIST OF EXHIBITS

Exhibit A	-	Certificate of Incorporation

Exhibit B	-	Stockholders Agreement

Exhibit C	-	Registration Agreement

Exhibit D-1	-	Opinion of Hogan & Hartson, L.L.P.

Exhibit D-2	-	Opinion of Company’s General Counsel

Exhibit D-3	-	Opinion of Swidler Berlin Shereff Friedman, LLP

Exhibit E	-	Voting Agreement

Exhibit F	-	Amended Bylaws

Exhibit G	-	Fiscal 2000 Budget

Exhibit H	-	Strategic Business Plan

LIST OF DISCLOSURE SCHEDULES

Company and Its Subsidiaries:

Third Party Consents Schedule

Officers and Directors Schedule

Capitalization Schedule

Investments and Subsidiaries Schedule

Restrictions Schedule

Financial Statement Schedule

Liabilities Schedule

Accounts Receivable Schedule

Developments Schedule

Contracts Schedule

Assets Schedule

Taxes Schedule

Intellectual Property Schedule

Employees Schedule

Employee Benefits Schedule

Litigation Schedule

Brokerage Schedule

Transaction Bonuses Schedule

Tariff Schedule

Insurance Schedule

Compliance Schedule

Permits Schedule

Environmental Schedule

Affiliated Transactions Schedule

Names and Locations Schedule

Real Property Schedule

Telecommunications Regulatory Permits Schedule

Telecommunications Regulatory Compliance